                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-35263

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 1, 1997)

                                  $500,000,000

                                     [LOGO]
                        CABLEVISION SYSTEMS CORPORATION
                          7 7/8% SENIOR NOTES DUE 2007
                               ------------------

    Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1998. The Notes will mature on December 15, 2007.

    The Notes are senior unsecured obligations of Cablevision Systems Corporation ("Cablevision") and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of Cablevision, including Cablevision's 8 1/8% Senior Debentures due 2009. All secured indebtedness of Cablevision will have a prior claim with respect to the assets securing such indebtedness. The liabilities, including trade payables, of Cablevision's subsidiaries will have a prior claim with respect to the assets of those subsidiaries. In that regard, certain of the subsidiaries in Cablevision's Restricted Group (as defined herein) have guaranteed the indebtedness of Cablevision under the Company's Credit Agreement (as defined herein), but these subsidiaries will not be guarantors of the Notes. As of September 30, 1997, after giving effect to the sale of the Notes offered hereby and the application of the estimated net proceeds therefrom, (i) Cablevision would have had approximately $2,349 million of debt outstanding (other than certain guarantees of subsidiary debt discussed herein), virtually all of which would have been unsecured, (ii) Restricted Group subsidiaries of Cablevision would have had approximately $1,066 million of third-party debt (including guarantees of borrowings under the Credit Agreement of $397 million), and (iii) Unrestricted Group (as defined herein) subsidiaries would have had approximately $2,102 million of debt. See "Risk Factors--Ranking of the Notes" and "Capitalization" for additional information concerning indebtedness of Cablevision and its subsidiaries.

    INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS, DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT, WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         PRICE                UNDERWRITING               PROCEEDS
                                                     TO PUBLIC(1)              DISCOUNT(2)           TO COMPANY(1)(3)
Per Note......................................          99.895%                   1.5%                    98.395%
Total.........................................       $499,475,000              $7,500,000              $491,975,000

(1) Plus accrued interest, if any, from December 10, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and has agreed to reimburse the Underwriters for certain of their expenses in connection with this offering. See "Underwriting".

(3) Before deducting expenses payable by the Company estimated at $500,000.
                         ------------------------------

    The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Notes will be available for delivery in New York, New York on or about December 10, 1997 in book-entry form through the facilities of The Depository Trust Company.
                           --------------------------

BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.

                          JOINT BOOK-RUNNING MANAGERS

                           MORGAN STANLEY DEAN WITTER
                                ---------------

          The date of this Prospectus Supplement is December 5, 1997.

    As used herein, unless the context otherwise requires, the term "Company" refers to Cablevision Systems Corporation and its subsidiaries. The term "Consolidated Financial Statements" refers to the Company's Consolidated Financial Statements and the notes thereto incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended by the Company's Form 10-K/A for the fiscal year ended December 31, 1996 (collectively, the "Form 10-K"), and the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K, the Form 10-Qs (as defined in the accompanying Prospectus) and the Form 10-Q for the fiscal quarter ended September 30, 1997. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                    SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" IN THIS PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

    The Company is one of the largest operators of cable television systems in the United States, with approximately 2,899,000 subscribers in 19 states as of September 30, 1997, based on the number of basic subscribers in systems which are currently majority-owned by the Company. The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in Madison Square Garden, L.P. ("MSG"), a sports entertainment company.

CABLE TELEVISION

    The cable television systems that are currently majority-owned by the Company (the "Company's cable television systems") served approximately 2,899,000 subscribers in 19 states as of September 30, 1997. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($38.36 for September 1997) and a high ratio of premium service units to basic subscribers (1.5:1 for September 1997). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

    The cable television operations in the Company's restricted group of subsidiaries (the "Restricted Group") served approximately 1,946,000 subscribers as of September 30, 1997, primarily in and around metropolitan New York City (including in the boroughs of Brooklyn and The Bronx, on Long Island, in Fairfield County, Connecticut, in New Jersey and in Westchester County, New
York) and in and around Boston, Massachusetts. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Restricted Group for September 1997 were $41.69 and 1.6:1, respectively.

    The cable television operations currently in the Company's unrestricted group of subsidiaries ("Unrestricted Cable") served approximately 953,000 subscribers as of September 30, 1997 in Ohio and 15 other states. The revenue per subscriber and ratio of premium service units to basic subscribers for Unrestricted Cable for September 1997 were $31.58 and 1.2:1, respectively.

PROGRAMMING AND ENTERTAINMENT SERVICES

    The Company conducts its programming and entertainment activities through Rainbow Media Holdings, Inc. ("Rainbow Media"), its 75% owned subsidiary and a member of the Unrestricted Group (as defined herein), and through subsidiaries of Rainbow Media in partnership with certain unaffiliated entities, including Liberty Media Corporation. The remaining 25% interest in Rainbow Media is owned by NBC Cable Holding, Inc., a subsidiary of National Broadcasting Company, Inc. ("NBC"). Rainbow Media's businesses include MSG, six regional SportsChannel networks, five national entertainment networks (American Movie Classics ("AMC"), Bravo, MuchMusic, Romance Classics and the Independent Film Channel ("IFC")), Rainbow News 12 (regional news networks serving suburban areas surrounding New York City) and the sports network of Prime SportsChannel Networks ("Prime Network"). MSG is a sports entertainment company that owns and operates the Madison Square Garden arena and the adjoining Theater at MSG, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the Madison Square Garden Network and SportsChannel Associates ("SportsChannel New York"). MSG and Rainbow Media's SportsChannel networks provide regional sports programming to the New York, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMC is a national entertainment network featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national entertainment network offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. Romance Classics is a national entertainment network featuring classic, unedited and non-colorized films with romantic themes from the 1930s through the 1970s. MuchMusic is a music network featuring a diverse mix of new and established musical artists. IFC is a national entertainment network that airs independent films made outside the traditional Hollywood system. See "Business--Programming Operations--General" in the Form 10-K.

ADVERTISING SERVICES

    Rainbow Advertising Sales Corporation ("Rainbow Advertising") sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 programming networks, as well as on behalf of unaffiliated cable television systems.

RECENT DEVELOPMENTS

    See "Recent Developments" for a description of certain transactions involving the Company, including the Pending TCI Transactions (as defined herein), certain pending and completed cable television systems sales, the Warburg Transactions (as defined herein), an agreement with At Home Corporation, the CNYC Letter (as defined herein), an agreement to acquire Radio City Productions LLC, the Pending Fox/ Liberty Transactions (as defined herein), the MSG Redemption (as defined herein), the NBC Transaction (as defined herein) and the Rainbow Media financing.

                                  THE OFFERING

Securities Offered..................  $500,000,000 principal amount of 7 7/8% Senior Notes due 2007 (the "Notes") offered by the Company (the
                                      "Offering").

Maturity Date.......................  December 15, 2007.

Interest Payment Dates..............  June 15 and December 15, commencing June 15, 1998.

Optional Redemption.................  The Notes are not subject to redemption at the option of the Company prior to maturity.

Ranking.............................  The Notes are senior unsecured obligations of
                                      Cablevision and will rank PARI PASSU in right of
                                      payment with all existing and future unsubordinated
                                      indebtedness of Cablevision, including Cablevision's
                                      8 1/8% Senior Debentures due 2009. All secured
                                      indebtedness of Cablevision will have a prior claim
                                      with respect to the assets securing such
                                      indebtedness. The liabilities, including trade
                                      payables, of Cablevision's subsidiaries will have a
                                      prior claim with respect to the assets of those
                                      subsidiaries. In that regard, certain of the
                                      subsidiaries in the Company's Restricted Group have
                                      guaranteed the indebtedness of Cablevision under the
                                      Company's principal bank credit agreement (the
                                      "Credit Agreement"), but these subsidiaries will not
                                      be guarantors of the Notes. As of September 30, 1997,
                                      after giving effect to the sale of the Notes offered
                                      hereby and the application of the estimated net
                                      proceeds therefrom, (i) Cablevision would have had
                                      $397 million outstanding under the Credit Agreement,
                                      $898 million of senior unsecured indebtedness, $1,048
                                      million of subordinated and senior subordinated
                                      indebtedness and obligations and $6 million of
                                      capitalized leases (other than certain guarantees of
                                      subsidiary debt discussed below); (ii) subsidiaries
                                      in the Restricted Group would have had $665 million
                                      of indebtedness and $4 million of capitalized leases,
                                      in addition to the guarantees of Cablevision's
                                      borrowings under the Credit Agreement of $397
                                      million; and (iii) subsidiaries in the Unrestricted
                                      Group would have had $2,102 million of indebtedness
                                      and capitalized leases. All of the indebtedness of
                                      subsidiaries in the Restricted Group has been
                                      guaranteed by Cablevision ($151 million on a senior
                                      subordinated basis and the balance on a senior basis)
                                      and $1,282 million of the indebtedness of
                                      subsidiaries in the Unrestricted Group has been
                                      guaranteed by Cablevision on a limited recourse basis
                                      with the guarantee limited to the stock of the
                                      relevant subsidiary, which stock has been pledged to
                                      the lender to secure the guarantee.

Certain Restrictions................  The Indenture for the Notes, among other things, contains restrictions (with certain exceptions) on
                                      the ability of the Company and its Restricted
                                      Subsidiaries (as defined) to incur additional
                                      indebtedness, make certain dividend payments or
                                      payments to redeem or retire capital stock, invest in

                                      Unrestricted Subsidiaries or Affiliates (each, as
                                      defined), engage in certain transactions with
                                      Affiliates, incur liens and merge or consolidate with
                                      or transfer all or substantially all of their assets
                                      to another entity.

Absence of Public Market............  The Notes are a new security for which there currently is no market. Although Bear, Stearns & Co.
                                      Inc., Merrill Lynch, Pierce, Fenner & Smith
                                      Incorporated and Morgan Stanley & Co. Incorporated
                                      (collectively, the "Underwriters") have informed the
                                      Company that they currently intend to make a market
                                      in the Notes, they are not obligated to do so, and
                                      any such market making may be discontinued at any
                                      time without notice. Accordingly, there can be no
                                      assurance as to the development or liquidity of any
                                      market for the Notes. The Company does not intend to
                                      apply for listing of the Notes on any securities
                                      exchange or for quotation through the National
                                      Association of Securities Dealers, Inc.'s Automated
                                      Quotation System.

Use of Proceeds.....................  The net proceeds to be received by the Company from the Offering are estimated to be $491.5 million and
                                      will be applied to repay borrowings under the Credit
                                      Agreement. The Company expects to reborrow the amount
                                      repaid under the Credit Agreement in the future for
                                      general corporate purposes. The Company also expects
                                      to raise additional funds in the future. See "Use of
                                      Proceeds" herein.

                            SELECTED FINANCIAL DATA

    The historical consolidated statement of operations data (except for book value per common share and deficiency of earnings available to cover fixed charges) and consolidated balance sheet data for each year ended and as of December 31 in each year in the five-year period ended December 31, 1996, included in the following selected financial data, have been derived from the Consolidated Financial Statements of the Company, audited by KPMG Peat Marwick LLP, independent certified public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended and as of September 30, 1997 and 1996 included in the following selected financial data have been derived from financial statements of the Company that have not been audited, but that, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations for the full year, although the Company expects to incur a loss for the year ending December 31, 1997.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1997       1996       1996       1995       1994       1993       1992
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1):
Revenues.................................  $1,314,995 $ 955,618  $1,315,142 $1,078,060 $ 837,169  $ 666,724  $ 572,487
Operating expenses:
  Technical..............................    568,259    392,076    538,272    412,479    302,885    241,877    204,449
  Selling, general and administrative....    347,405    226,940    313,476    266,209    195,942    172,687    120,356
  Restructuring charge...................         --         --         --         --      4,306(2)        --        --
  Depreciation and amortization..........    363,023    262,741    388,982    319,929    271,343    194,904    168,538
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating profit.........................     36,308     73,861     74,412     79,443     62,693     57,256     79,144
Other income (expense):
  Interest expense, net..................   (258,898)  (194,072)  (265,015)  (311,887)  (261,781)  (230,327)  (193,379)
  Provision for preferential payment to
    related party........................     (4,200)    (4,200)    (5,600)    (5,600)    (5,600)    (5,600)    (2,662)
  Provision for loss on Olympics
    venture..............................         --         --         --         --         --         --    (50,000)(3)
  Loss on sale of preferred stock........         --         --         --         --         --         --    (20,000)(4)
  Write-off of deferred interest and
    financing costs(5)...................    (13,710)   (34,341)   (37,784)    (5,517)    (9,884)    (1,044)   (12,284)
  Gain on redemption of subsidiary
    preferred stock......................    181,738(6)        --        --        --         --         --         --
  Loss on redemption of debentures.......         --         --         --         --     (7,088 (5)        --        --
  Share of affiliates' net losses........    (32,243)   (59,403)   (82,028)   (93,024)   (82,864)   (61,017)   (47,278)
  Gain (loss) on sale of programming and
    affiliate interests, net.............         --         --         --     35,989         --       (330)     7,053
  Minority interest......................     14,145     (7,385)    (9,417)    (8,637)    (3,429)     3,000         --
  Gain on sale of marketable securities,
    net..................................         --         --         --         --         --         --        733
  Settlement of litigation and related
    matters..............................         --         --         --         --         --         --     (5,655)
  Miscellaneous, net.....................     (7,059)    (7,444)    (6,647)    (8,225)    (7,198)    (8,720)    (6,175)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.................................    (83,919)  (232,984)  (332,079)  (317,458)  (315,151)  (246,782)  (250,503)
Dividend requirements applicable to
  preferred stock........................   (110,324)   (92,596)  (127,780)   (20,249)    (6,385)      (885)      (885)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss applicable to common
  stockholders...........................  $(194,243) $(325,580) $(459,859) $(337,707) $(321,536) $(247,667) $(251,388)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per common share................  $   (7.81) $  (13.12) $  (18.52) $  (14.17) $  (13.72) $  (10.83) $  (11.17)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Average number of common shares
  outstanding (in thousands).............     24,858     24,823     24,827     23,826     23,444     22,859     22,512
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Book value per common share..............  $ (102.92) $  (90.19) $  (95.59) $  (76.61) $  (76.93) $  (64.61) $  (55.28)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Deficiency of earnings available to cover
  fixed charges..........................  $ (83,919) $(232,984) $(332,079) $(317,458) $(315,151) $(246,782) $(250,503)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                     AS OF                          AS OF DECEMBER 31,
                                                 SEPTEMBER 30,  ----------------------------------------------------------
                                                     1997          1996        1995        1994        1993        1992
                                                 -------------  ----------  ----------  ----------  ----------  ----------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT
                                                                        AVERAGE MONTHLY REVENUE DATA)
CONSOLIDATED BALANCE SHEET DATA(1):
  Total assets.................................   $ 4,872,763   $3,034,725  $2,502,305  $2,176,413  $1,327,418  $1,251,157
  Total debt...................................     5,111,512    3,334,701   3,157,107   3,169,236   2,235,499   2,004,452
  Redeemable preferred stock...................     1,092,921    1,005,265     257,751          --          --          --
  Stockholders' deficiency.....................    (2,566,036)  (2,374,285) (1,891,676) (1,818,535) (1,503,244) (1,250,248)

STATISTICAL DATA(1):
  Homes passed(7)..............................     4,484,000    3,858,000   3,328,000   2,899,000   2,240,000   2,019,000
  Basic service subscribers....................     2,899,000    2,445,000   2,061,000   1,768,000   1,379,000   1,262,000
  Basic penetration(8).........................          64.6%        63.4%       61.9%       61.0%       61.6%       62.5%
  Number of premium television units...........     4,204,000    3,862,000   3,990,000   3,208,000   3,003,000   2,802,000
  Average number of premium units per basic
    subscriber.................................           1.5          1.6         1.9         1.8         2.2         2.2
  Average monthly revenue per basic
    subscriber(9)..............................   $     38.36   $    36.71  $    37.07  $    36.33  $    36.59  $    37.64

------------------------
(1) The consolidated statement of operations, balance sheet and statistical data reflect (i) the acquisition of Cablevision of New York City ("Cablevision of NYC"), effective as of July 10, 1992, and (ii) various acquisitions of cable television systems and other businesses during the periods presented. See "Business--Cable Television Operations" in the Form 10-K. Acquisitions made by the Company during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for the acquisition of partnership interests in Cablevision of NYC from Charles
    F. Dolan and entities affiliated with him, which were recorded at Mr. Dolan's and such entities' historical costs. Acquisitions are reflected in the consolidated statement of operations, balance sheet and statistical data from the time of acquisition.

(2) The Company recorded a one-time charge in the first quarter of 1994 to provide for employee severance and related costs resulting from a restructuring of its operations.

(3) In 1992, the Company recognized a $50 million loss in connection with Rainbow Media's commitment in respect of its venture with NBC relating to the 1992 Summer Olympics, which the Company paid in January 1993.

(4) In connection with the 1992 reorganization of V Cable, Inc. ("V Cable"), the Company redeemed the redeemable preferred stock of A-R Cable Services, Inc. ("A-R Cable"), incurring a loss of $20 million.

(5) In connection with the 1992 reorganization of V Cable, the Company wrote off approximately $7.5 million of deferred financing costs related to the debt of V Cable, and a portion of the Company's deferred financing costs of approximately $4.8 million in 1992 and $1.0 million in 1993, related to the replacement of bank debt with subordinated debt, were written off. In October 1994, the Company entered into a new bank credit agreement and redeemed $200 million of its reset debentures. The related deferred financing costs and unamortized discount relating to each were written off (the portions relating to Cablevision of NYC and Cablevision of New Jersey amounting to $3.2 million were written off in 1995) and charges of approximately $2.0 million in redemption fees, $4.5 million in deferred financing costs and $0.6 million in unamortized discount were recorded in connection with the redemption of the reset debentures. In January 1995, Rainbow Media amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of the third-party interests in SportsChannel New York and Rainbow News 12, resulting in an approximately $2.3 million write-off of deferred financing costs. In April 1996, the Company wrote off approximately $24.0 million of deferred interest and financing costs in connection with the refinancing of all indebtedness of V Cable and VC Holding, Inc. and the formation of Cablevision of Ohio. In September 1996, the Company wrote off approximately $10.3 million of deferred financing costs in connection with the refinancing of the Credit Agreement, and in the fourth quarter of 1996, an additional $3.1 million of deferred financing costs relating to the Company's MFR subsidiary were written off in connection with a reorganization and refinancing of Cablevision MFR, Inc. In July 1997, the Company paid a premium of approximately $8.4 million to redeem its 10 3/4% Senior Subordinated Debentures due 2004 and wrote off deferred financing costs of approximately $5.3 million in connection therewith.

(6) In July 1997, the Company redeemed the Series A preferred stock of A-R Cable and recognized a gain principally representing the reversal of accrued preferred dividends in excess of amounts paid.

(7) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(8) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(9) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the month of September or December, as the case may be, divided by the average number of basic subscribers for that month.

                   SUPPLEMENTAL FINANCIAL AND OPERATING DATA

    The following tables set forth information concerning the Company's Restricted Group and Unrestricted Cable on the dates and for the periods indicated. Data for the 1997, 1996 and 1995 periods reflect the Restricted Group and Unrestricted Cable as they were constituted on September 30, 1997. Pro forma data for the periods ended and as of September 30, 1997 and December 31, 1996 have been adjusted to give pro forma effect to this Offering and to the transactions described under "Condensed Pro Forma Consolidated Financial Information" in the Company's Form 8-K filed on August 30, 1997 and assumes that A-R Cable, A-R Cable Partners and Cablevision of Framingham Holdings, Inc. ("CFHI") became part of Unrestricted Cable as of the beginning of the respective periods. The data should be read in conjunction with the Company's Consolidated Financial Statements and Management's Discussion and Analysis.

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                                       YEAR ENDED DECEMBER 31,
                     ----------------------------------------------      -------------------------------------------------------
                                 1997                      1996                    1996                 1995           1994
                     -----------------------------      -----------      -------------------------   -----------   -------------
                         PRO                                                 PRO
    FINANCIAL DATA    FORMA(1)           ACTUAL                           FORMA(1)       ACTUAL
-------------------  -----------       -----------                       -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
RESTRICTED GROUP:
  STATEMENT OF
  OPERATIONS DATA:
    Revenues.......   $ 789,874         $  789,874       $  687,960       $ 955,996     $  938,252    $  787,955    $    584,567
    Operating
      profit before
      depreciation
      and
 amortization(2)...     322,220            322,220          289,282         398,728        392,240       344,062         249,316
    Depreciation
      and
    amortization...     227,868            227,868          197,351         292,695        283,404       248,944         154,187
    Operating
      profit.......      94,352             94,352           91,931         106,033        108,836        95,118          95,129
    Total interest
      expense(3)...     183,852            177,972          158,056         230,349        213,723       235,479         153,923
  BALANCE SHEET
  DATA:
    Total assets...   $2,078,400        $2,070,400       $2,279,474       $2,286,246    $2,278,246    $1,875,970    $  1,119,882
    Bank and senior
      debt.........   1,626,740          1,618,740          726,296       1,146,554        984,554     1,133,231         969,895
    Subordinated
      debt(3)......   1,199,207          1,199,207        1,464,339       1,474,105      1,464,373     1,064,876         764,802
    Obligation to
      related
      party........     191,328            191,328          191,450         192,819        192,819       192,945         193,079
    Total
      debt(3)......   3,017,275          3,009,275        2,382,085       2,813,478      2,641,746     2,391,052       1,927,776
  FINANCIAL RATIOS
  AND OTHER DATA:
    Operating
      profit before
      depreciation
      and
      amortization
      to
      revenues.....        40.8%              40.8%            42.1%           41.7%          41.8%         43.7%           42.6%
    Total debt to
      operating
      profit before
      depreciation
      and
    amortization...         7.0x(4)            7.0x(4)          6.2x(4)         7.1x           6.7x          6.9x            7.7x
    Operating
      profit before
      depreciation
      and
      amortization
      to total
      interest
      expense......         1.8x               1.8x             1.8x            1.7x           1.8x          1.5x            1.6x
    Capital
    expenditures...   $ 235,194         $  235,194       $  229,519       $ 341,974     $  338,468    $  251,210    $    251,078
UNRESTRICTED CABLE:
  STATEMENT OF
  OPERATIONS DATA:
    Revenues.......   $ 277,840         $  206,334       $  104,999       $ 352,995     $  158,382    $  117,200    $    169,826
    Operating
      profit before
      depreciation
      and
amortization(2)....     105,454             76,156           39,773         135,360         59,420        48,354          84,932
    Depreciation
      and
    amortization...     101,158             77,898           35,051         141,121         61,837        43,611         105,938
    Operating
      profit
      (loss).......       4,296             (1,742)           4,722          (5,761)        (2,417)        4,743         (21,006)
    Total interest
      expense......      61,074             40,195           21,732          86,257         31,737        59,125         103,803
  BALANCE SHEET
  DATA:
    Total assets...   $ 782,628         $  782,628       $  927,997       $ 908,881     $  617,848    $  256,206    $    823,363
    Total debt.....     906,407            906,407          510,943         932,048        471,881       528,021       1,092,440
  FINANCIAL RATIOS
  AND OTHER DATA:
    Operating
      profit before
      depreciation
      and
      amortization
      to
      revenues.....        38.0%              36.9%            37.9%           38.3%          37.5%         41.3%           50.0%
    Total debt to
      operating
      profit before
      depreciation
      and
    amortization...         6.4x(4)            8.9x(4)          9.6x(4)         6.9x           7.9x         10.9x            9.9x(5)
    Operating
      profit before
      depreciation
      and
      amortization
      to total
      interest
      expense......         1.7x               1.9x             1.8x            1.6x           1.9x          0.8x            0.8x
    Capital
    expenditures...   $  56,189         $   48,310       $   57,645       $ 113,433     $   84,855    $   27,013    $     24,195

                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                                               AS OF SEPTEMBER 30,             AS OF DECEMBER 31,
                                                       -----------------------------------  ------------------------
                                                                 1997              1996               1996
                                                       ------------------------  ---------  ------------------------
  STATISTICAL DATA                                     PRO FORMA (1)   ACTUAL               PRO FORMA (1)   ACTUAL
                                                       -------------  ---------             -------------  ---------
RESTRICTED GROUP:
  Homes passed(6)....................................     3,058,000   3,058,000  2,708,000     2,982,000   2,982,000
  Basic service subscribers..........................     1,946,000   1,946,000  1,699,000     1,888,000   1,888,000
  Basic penetration(7)...............................          63.6%       63.6%      62.7%         63.3%       63.3%
  Number of premium television units.................     3,098,000   3,098,000  2,947,000     3,125,000   3,125,000
  Average number of premium units per basic
    subscriber.......................................           1.6         1.6        1.7           1.7         1.7
  Average revenue per basic subscriber(8)............        $41.69      $41.69      $38.9        $38.84      $38.84

UNRESTRICTED CABLE:
  Homes passed(6)....................................     1,426,000   1,426,000  1,139,000     1,415,000     876,000
  Basic service subscribers..........................       953,000     953,000    737,000       938,000     557,000
  Basic penetration(7)...............................          66.9%       66.9%      64.7%         66.3%       63.6%
  Number of premium television units.................     1,106,000   1,106,000    865,000     1,079,000     737,000
  Average number of premium units per basic
    subscriber.......................................           1.2         1.2        1.2           1.2         1.3
  Average revenue per basic subscriber(8)............        $31.58      $31.58     $31.23        $29.68      $29.54

------------------------
(1) The information presented does not give pro forma effect to the Pending TCI Transactions (as described in "Recent Developments-- Pending TCI Transactions") or for the sale of certain cable television systems (as described in "Recent Developments--Pending and Completed Cable Television Systems Sales").

(2) Operating profit before depreciation and amortization is presented here to provide additional information about the Company's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

(3) Includes Cablevision MFR, Inc. seller note in the amount of $141.3 million that is, together with related interest expense, guaranteed by the Restricted Group and also includes CFHI seller note in the amount of $9.7 million.

(4) Operating profit before depreciation and amortization is annualized for purposes of preparing interim financial ratios that include balance sheet items.

(5) Cablevision MFR, Inc. was acquired in August 1994, and operating profit before depreciation and amortization for 1994 for the period the Company owned Cablevision MFR, Inc. is annualized for purposes of preparing financial ratios.

(6) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(7) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(8) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month in the period presented, divided by the average number of basic subscribers for that month.

                                  RISK FACTORS

    PURCHASE OF THE NOTES OFFERED HEREBY INVOLVES VARIOUS RISKS, INCLUDING THE FOLLOWING PRINCIPAL FACTORS, WHICH, TOGETHER WITH THE OTHER MATTERS SET FORTH HEREIN OR INCORPORATED BY REFERENCE HEREIN, SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS. THE RISK FACTORS SET FORTH BELOW SUPERSEDE THE SECTION CAPTIONED "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS.

    SUBSTANTIAL INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE. The Company has incurred substantial indebtedness and issued substantial amounts of mandatorily redeemable preferred stock, primarily to finance acquisitions and expansion of its operations, to refinance outstanding indebtedness and, to a lesser extent, for investments in and advances to affiliates. The Company's consolidated debt plus the Company's 11 3/4% Series H Redeemable Exchangeable Preferred Stock and 11 1/8% Series M Redeemable Exchangeable Preferred Stock aggregated approximately $6.2 billion at September 30, 1997. See Note 4 of Notes to the Consolidated Financial Statements. As a result of the Company's high level of indebtedness and the significant amount of redeemable preferred stock, the Company has significant cash requirements to service indebtedness and to pay dividends and redemption amounts on redeemable preferred stock, increasing the Company's vulnerability to adverse developments in its business and adverse economic and industry conditions.

    NET LOSSES AND STOCKHOLDERS' DEFICIENCY. The Company reported net losses applicable to common stockholders for the nine months ended September 30, 1997 and 1996 of $194.2 million and $325.6 million, respectively, and for the years ended December 31, 1996, 1995 and 1994 of $459.9 million, $337.7 million and $321.5 million, respectively. At September 30, 1997, the Company had a stockholders' deficiency of $2.6 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1994, 1995 and 1996 and will continue at high levels throughout 1997 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Company's programming operations. The Company expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis-- Liquidity and Capital Resources".

    POSSIBLE NONCOMPLETION OF CERTAIN TRANSACTIONS. There can be no assurances that the Company's pending transactions, including those described in "Recent Developments", will be consummated in a timely manner, or at all.

    POSSIBLE SEPARATION OF RAINBOW MEDIA FROM THE COMPANY. If the Pending TCI Transactions (as described herein) are consummated, Cablevision, the issuer of the Notes, will be a wholly-owned subsidiary of CSC Parent Corporation ("CSC Parent"), the businesses of Tele-Communications, Inc. ("TCI") contributed in such transactions will be held as separate direct subsidiaries of CSC Parent and Rainbow Media will continue to be a 75%-owned subsidiary of Cablevision (with NBC owning the remaining 25% interest). The Amended and Restated Contribution and Merger Agreement with a subsidiary of TCI permits the Company under certain circumstances to restructure these holdings so that Rainbow Media becomes a separate subsidiary of CSC Parent (and would no longer be a subsidiary of Cablevision) and the Contributed Businesses (as defined herein) become subsidiaries of Cablevision. Following such transactions, the cash flow of Rainbow Media would not, and the residual equity value of Rainbow Media would no longer, support the ability to pay interest and principal on the Notes and other debt.

    NEED FOR ADDITIONAL FINANCING. The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant, the offering of new services and further participation in existing services, the funding of costs of cable programming services prior to their becoming cash-flow positive, and the servicing, repayment or refinancing of its indebtedness and mandatorily redeemable preferred stock. The

Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay the principal of and interest on its debt and to pay dividends and make redemption payments on its preferred stock. The Company also intends to incur additional costs to facilitate the startup of such adjunct businesses as high speed data service, digital video service and residential telephony. Depending upon the timing and scope of the rollout of these businesses, the Company may require additional capital. Depending on the scope of the Company's participation in personal communications systems ("PCS") and direct broadcasting satellite systems ("DBS") ventures, additional capital may also be required for these businesses. In addition, the Company may require additional capital if (i) it elects to pay cash to acquire ITT Corporation's remaining interest in MSG following an exercise by ITT Corporation of its put rights or by the Company of its call rights (see "Recent Developments--Rainbow Media--Madison Square Garden"), (ii) it makes the Cablevision of NYC Payment (as defined in the accompanying Prospectus) to Charles F. Dolan due under the Cablevision of NYC Agreement (as defined in the accompanying Prospectus) (see "Recent Developments--CNYC Letter") or (iii) it elects to pay cash on the Cablevision MFR, Inc. seller note (see
Note 3 to "Summary-- Supplemental Financial and Operating Data"). There can be no assurance that the Company will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    FUTURE CAPITAL EXPENDITURES AND COMMITMENTS. The Company intends to make substantial capital expenditures, including major system upgrades, with respect to its cable television systems over the next several years. In addition, the Company, through Rainbow Media and its subsidiaries, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 11 of Notes to the Consolidated Financial Statements for a discussion of commitments.

    The Company has a commitment to fund annual payments to Charles F. Dolan related to Cablevision of New York City, L.P. ("Cablevision of NYC"). See "Business--Consolidated Cable Affiliates--Cablevision of New York City" and "Business--Programming Operations" in the Form 10-K and "Management's Discussion and Analysis--Liquidity and Capital Resources". See "Recent Developments--CNYC Letter" for a discussion of certain recent modifications to the Cablevision of NYC Agreement.

    INTANGIBLE ASSETS. The Company had total assets at September 30, 1997 of $4.9 billion, of which $2.3 billion were intangible assets, consisting of franchises, affiliation agreements, excess cost over fair value of net assets acquired and deferred financing, acquisition and other costs. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

    VOTING CONTROL BY MAJORITY STOCKHOLDERS; DISPARATE VOTING RIGHTS. As of September 30, 1997, Charles F. Dolan beneficially owned and possessed sole voting power with respect to 7,805 shares or 0.06% of the Company's outstanding Class A common stock (the "Class A Common Stock") and 4,859,281 shares or 43.7% of the Company's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). In addition, as of September 30, 1997, an aggregate of 1,240,000 shares or 11.2% of the outstanding Class B Common Stock were held by a grantor retained annuity trust (the "GRA Trust") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Class B Common Stock held by the GRA Trust due to his right to reacquire the Class B Common Stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Mr. Dolan and his spouse), has the power to vote and dispose of the shares of Class B Common Stock held by it. As a result of his direct holdings and his beneficial ownership of the shares held by the GRA Trust, as of September 30, 1997, Mr. Dolan beneficially owned 7,805 shares or 0.06% of the Company's outstanding Class A Common Stock and 6,099,281 shares or 54.9% of the Company's outstanding Class B Common Stock. On a combined basis, these shares represented 24.5% of the total number of shares of both classes of Common Stock and 49.2% of the total voting power of the Common Stock. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of September 30, 1997, an additional 40,000 shares of Class A Common Stock or 0.3% of the Class A Common Stock and 5,016,928 shares of the Class B Common Stock or 45.2% of the Class B Common Stock and 40.6% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire Board of Directors of the Company. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Company's certificate of incorporation (the "Certificate of Incorporation") and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership thereof. If the Pending TCI Transactions are consummated, the Common Stock of the Dolan family members will be converted into shares of common stock of CSC Parent and the Dolan family members will continue to maintain the voting rights set forth above, including the voting rights resulting from the ownership of a majority of the total voting power of CSC Parent's common stock.

    RESTRICTIVE COVENANTS. The Credit Agreement and certain of the Company's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement or in the indentures governing the Company's publicly-issued debentures and notes could result in a default under the Credit Agreement which would permit the bank lenders thereunder (i) to restrict the Company's ability to borrow undrawn funds under the Credit Agreement and (ii) to accelerate the maturity of borrowings thereunder. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    RISKS RELATED TO REGULATION. The Company's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the Federal Communications Commission ("FCC") ordered reductions in cable television rates. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted legislation (the "Telecommunications Act of 1996") that relaxes the regulation of cable television rates; however, the most significant rate regulation relaxation affecting the Company will not occur until after March 31, 1999. See "Business-- Cable Television Operations--Competition" and "Business--Cable Television Operations--Regulation" in the Form 10-K.

    RISK OF COMPETITION. Cable operators compete with a variety of distribution systems, including broadcast television stations, DBS, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. For example, four DBS systems are now operational in the United States, some with investment by companies with substantial resources such as Hughes Electronics Corp., AT&T Corp. and News Corporation. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Media) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. In several instances, Rainbow Media has been ordered by the FCC to provide programming to multi-channel video programmers after such multi-channel video programmers have filed complaints pursuant to these program-access rules. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems" ("OVS"), a wired video delivery system similar to a cable television system that would not require a local cable franchise. Several OVS operators have sought to enter New York City, Boston and Westchester County, New York. Additional video competition to cable systems is possible from new wireless local multipoint distribution services ("LMDS") authorized by the FCC, for which spectrum will be auctioned by the FCC in early 1998.

    COMPETITION FROM TELEPHONE COMPANIES. The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which the Company currently holds cable franchises, and in certain locations have commenced offering service. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area. Several Regional Bell operating companies have purchased or made investments in such cable systems. See "Business--Cable Television Operations--Regulation" in the Form 10-K.

    RISK OF NON-EXCLUSIVE FRANCHISES AND FRANCHISE RENEWALS. The Company's cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Company's business is dependent on its ability to obtain and renew its franchises. Although the Company has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Company operates under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. See "Business--Cable Television Operations-- Franchises" in the Form 10-K.

    RANKING OF NOTES. The Notes are senior unsecured obligations of Cablevision and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of Cablevision, including Cablevision's 8 1/8% Senior Debentures due 2009. All secured indebtedness of Cablevision will have a prior claim with respect to the assets securing such indebtedness. The liabilities, including trade payables, of Cablevision's subsidiaries will have a prior claim with respect to the assets of those subsidiaries. In that regard, certain of the subsidiaries in the Company's Restricted Group have guaranteed the indebtedness of Cablevision under the Credit Agreement, but these subsidiaries will not be guarantors of the Notes. As of September 30, 1997, after giving effect to the sale of the Notes offered hereby and the application of the estimated net proceeds therefrom, (i) Cablevision would have had $397 million outstanding under the Credit Agreement, $898 million of senior unsecured indebtedness, $1,048 million of subordinated and senior subordinated indebtedness and obligations and $6 million of capitalized leases (other than certain guarantees of subsidiary debt discussed below); (ii) subsidiaries in the Restricted Group would have had

$665 million of indebtedness and $4 million of capitalized leases, in addition to the guarantees of Cablevision's borrowings under the Credit Agreement of $397 million; and (iii) subsidiaries in the Unrestricted Group would have had $2,102 million of indebtedness and capitalized leases. All of the indebtedness of subsidiaries in the Restricted Group has been guaranteed by Cablevision ($151 million on a senior subordinated basis and the balance on a senior basis) and $1,282 million of the indebtedness of subsidiaries in the Unrestricted Group has been guaranteed by Cablevision on a limited recourse basis with the guarantee limited to the stock of the relevant subsidiary, which stock has been pledged to the lender to secure the guarantee.

    ABSENCE OF PUBLIC MARKET. The Notes are a new security for which there currently is no market. Although the Underwriters have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers, Inc.'s Automated Quotation System ("NASDAQ").

                                  THE COMPANY

    The Company is one of the largest operators of cable television systems in the United States, with approximately 2,899,000 subscribers in 19 states as of September 30, 1997, based on the number of basic subscribers in systems that are currently majority owned by the Company. The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in MSG, a sports entertainment company.

    For financing purposes, the Company is structured as a Restricted Group and an Unrestricted Group. The Restricted Group includes (i) all of the Company's cable operations in and around metropolitan New York City, including Long Island, and most of its subsidiaries in and around Boston, Massachusetts and
(ii) the commercial telephony operations of the Company's subsidiary, Cablevision Lightpath, Inc., on Long Island, New York. The Unrestricted Group principally includes the Company's cable television operations in the Cleveland, Ohio area and in certain parts of Massachusetts, the cable television systems of U.S. Cable Television Group, L.P. ("U.S. Cable") and certain other cable television systems. Other Unrestricted Group subsidiaries include Rainbow Media (which conducts the Company's programming and entertainment activities and includes MSG, AMC, Bravo, seven regional sports programming networks, the Company's interest in a DBS business and certain other subsidiaries), Rainbow Advertising (which sells advertising time on behalf of the Company's cable television systems, certain of Rainbow Media's programming networks and some unaffiliated cable television systems), CSC Technology, Inc. (the Company's subsidiary engaged in research and development of new technology) and the Company's interest in a PCS business. The Restricted Group and certain members of the Unrestricted Group are individually and separately financed. The indebtedness of each entity in the Unrestricted Group is non-recourse to Cablevision, except that, in certain cases, such indebtedness has been guaranteed by Cablevision with recourse on such guarantee limited to the capital stock of such entities owned by Cablevision. Rainbow Media's cash requirements have been financed to date by the Restricted Group, by sales of equity interests in the programming businesses and, as set forth below under "--Programming and Entertainment Services", through separate external debt financing of Rainbow Media, AMC and MSG, which are, as to the assets of Rainbow Media and such subsidiaries, structurally senior to the Notes and Cablevision's other indebtedness. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for a discussion of the restrictions on investments by the Restricted Group and certain other matters. See "Recent Developments" for a discussion of certain transactions involving the Restricted Group and members of the Unrestricted Group.

STRATEGY

    The Company's strategy has been to concentrate its cable television systems in and around three major metropolitan areas: New York City, Boston and Cleveland, with a view to being a significant cable provider in each of these markets; to maximize its revenue per subscriber by marketing premium services; to develop and promote niche programming and entertainment services; and to remain an industry leader in upgrading the technological capabilities of its systems.

    The Company believes that its cable television systems on Long Island, New York comprise the largest contiguous group of cable television systems under common ownership in the United States (measured by number of subscribers). By developing systems in and around major metropolitan areas, including expansion through acquisitions in areas in which the Company has existing systems, the Company has been able to realize economies of scale in the operation and management of its systems and to capitalize on opportunities to create and market programming of regional interest.

    Through the current and planned upgrade of its cable plant, including the utilization of fiber optic cable and associated electronics, the Company is seeking to significantly increase its analog channel capacity and add new digital channel capacity that will facilitate the startup of such adjunct businesses as information services, interactive services (including Internet access), near video on demand, video on demand, residential telephony and commercial telephony. To successfully roll out these adjunct new businesses significantly beyond the initial development phases, the Company will require additional capital. See "Risk Factors--Need for Additional Financing".

CABLE TELEVISION

    The Company's cable television systems served approximately 2,899,000 subscribers as of September 30, 1997 in New York, Massachusetts, Ohio, Connecticut, New Jersey, Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Michigan, Mississippi, Missouri, North Carolina, Oklahoma, Pennsylvania and Tennessee. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($38.36 for September
1997) and a high ratio of premium service units to basic subscribers (1.5:1 for September 1997). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

    The cable television operations in the Restricted Group served approximately 1,946,000 subscribers as of September 30, 1997, primarily in and around metropolitan New York City (including in the boroughs of Brooklyn and The Bronx, on Long Island, in Fairfield County, Connecticut, in New Jersey and in Westchester County, New York) and in and around Boston, Massachusetts. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Restricted Group for September 1997 were $41.69 and 1.6:1 respectively.

    The cable television operations currently in Unrestricted Cable served approximately 953,000 subscribers as of September 30, 1997 in Ohio and 15 other states. The revenue per subscriber and ratio of premium service units to basic subscribers for Unrestricted Cable for September 1997 were $31.58 and 1.2:1, respectively.

    As of September 30, 1997, giving effect to the Pending TCI Transactions and the sale of the Company's cable television systems described under "Recent Developments--Pending and Completed Cable Television Systems Sales", CSC Parent would have served approximately 3,335,000 subscribers.

PROGRAMMING AND ENTERTAINMENT SERVICES

    The Company conducts its programming and entertainment activities through Rainbow Media, its 75% owned subsidiary and a member of the Unrestricted Group, and through subsidiaries of Rainbow Media in partnership with certain unaffiliated entities, including Liberty Media Corporation. The remaining 25% interest in Rainbow Media is owned by a subsidiary of NBC. Rainbow Media's businesses include MSG, six regional SportsChannel networks, five national entertainment networks (AMC, Bravo, MuchMusic, Romance Classics and IFC), Rainbow News 12 (regional news networks serving suburban areas surrounding New York City) and the sports network of Prime Network. MSG is a sports entertainment company that owns and operates the Madison Square Garden arena and the adjoining Theater at MSG, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the Madison Square Garden Network and SportsChannel New York. MSG and Rainbow Media's SportsChannel networks provide regional sports programming to the New York, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMC is a national entertainment network featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national entertainment network offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. Romance Classics is a national entertainment network featuring classic, unedited and non-colorized films with romantic themes from the 1930s through the 1970s. MuchMusic is a music network featuring a diverse mix of new and established musical artists. IFC is a national entertainment network that airs independent films made outside the traditional Hollywood system. See "Business--Programming Operations--General" in the Form 10-K. See "Recent Developments--Rainbow Media" for a discussion of several recent and pending transactions relating to Rainbow Media.

ADVERTISING SERVICES

    Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 programming networks, as well as on behalf of unaffiliated cable television systems. Under the agreement with Fox Sports described under "Recent Developments--Rainbow Media--Pending Fox/Liberty Transactions", Rainbow Media would contribute the national advertising assets of Rainbow Advertising relating to its SportsChannel programming networks to National Advertising Partners as part of the Pending Fox/Liberty Transactions.

                              RECENT DEVELOPMENTS

PENDING TCI TRANSACTIONS

    On November 21, 1997, the Company entered into the Amended and Restated Contribution and Merger Agreement (the "Contribution and Merger Agreement") with a subsidiary of TCI. The Contribution and Merger Agreement amended and restated the agreement originally reached on June 6, 1997. Pursuant to the Contribution and Merger Agreement TCI will contribute to CSC Parent or its designees certain cable television systems located in New Jersey, on Long Island and in New York's Rockland and Westchester Counties (the "Contributed Businesses") and CSC Parent or its designees will assume $669 million in outstanding indebtedness for borrowed money (the "Assumed Debt") of the Contributed Businesses and will also assume (or cause its designees to assume) certain other obligations associated with the assets of the Contributed Businesses (the "Pending TCI Transactions"). In consideration for the contribution, CSC Parent will assume the Assumed Debt and certain other liabilities and will issue to TCI an aggregate of 12,235,543 shares of CSC Parent Class A common stock, subject to adjustment in certain events. As more fully described below, CSC Parent will become the parent holding company of the Company following the transactions.

    The Contribution and Merger Agreement provides for the merger of a wholly-owned subsidiary of CSC Parent with and into the Company, with the Company as the surviving corporation, and the conversion in the merger of outstanding shares of the Company's common stock into like shares of common stock of CSC Parent and for the simultaneous contribution by or on behalf of TCI of the Contributed Businesses in exchange for 12,235,543 shares of Class A common stock of CSC Parent, subject to adjustment in certain events. Following the closing of the transactions contemplated by the Contribution and Merger Agreement, CSC Parent will be renamed Cablevision Systems Corporation.

    The Company will remain the obligor for its existing debt and preferred stock obligations, including the Notes offered hereby, although by their terms, the Company's Series I Preferred Stock will become convertible into Class A common stock of CSC Parent. The Contributed Businesses initially will be contributed to and held by subsidiaries of CSC Parent and will not be contributed to or held by subsidiaries of the Company, unless CSC Parent decides to combine the cable operations of the Company and the Contributed Businesses, as permitted under the Contribution and Merger Agreement. See "Risk Factors-- Possible Separation of Rainbow Media from the Company".

    Based upon information delivered to the Company by TCI, the cable television systems of the Contributed Businesses served approximately 824,000 subscribers as of June 30, 1997, and generated, for the year ended December 31, 1996 and the six months ended June 30, 1997, combined operating profit before depreciation and amortization of $174.6 million and $97.2 million, respectively, and combined net income of $47.2 million and $22.6 million, respectively.

    As a result of the Pending TCI Transactions, existing Company common stockholders will become common stockholders of CSC Parent, which will be a new publicly traded company that will own the Company and, separately, the Contributed Businesses. The Contribution and Merger Agreement permits CSC Parent to combine the cable operations of Cablevision and the Contributed Businesses after the first anniversary of the closing of the Pending TCI Transactions, or prior thereto if the Company receives a favorable tax ruling. Following such a combination, CSC Parent would be permitted to establish Rainbow Media as a separate subsidiary of CSC Parent. The Company is optimistic that it will obtain this ruling before the closing of the Pending TCI Transactions, although there can be no assurance that it will do so. No decision has been made as to whether such a combination of the Contributed Businesses and Cablevision's cable television systems and the Rainbow Media separation would be effected without such a favorable ruling. If the Company effects these transactions, Rainbow Media and its subsidiaries would be subsidiaries of CSC Parent and would no longer be subsidiaries of Cablevision, the issuer of the Notes. Combination of the Contributed Businesses and Cablevision's cable television systems and any full or partial separation of Rainbow Media from the Company is also dependent upon compliance with the Company's debt covenants and upon the receipt of regulatory and other approvals. Following such transactions, the cash flow of Rainbow Media would not, and the residual equity value of Rainbow Media would no longer, support the ability to pay interest and principal on the Notes and other debt. See "Risk Factors--Possible Separation of Rainbow Media from the Company".

    The closing of the Pending TCI Transactions is conditioned, among other things, upon expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the approval of the Company's stockholders and the receipt of various approvals. On August 1, 1997, the United States Federal Trade Commission issued a "second request" with respect to the HSR Act filing, seeking additional information in connection with the Pending TCI Transactions. Applications for approval with respect to the Pending TCI Transaction from the National Basketball Association and the National Hockey League have also been made. There can be no assurance that the HSR Act waiting period will expire or be terminated in a timely fashion or that other approvals will be obtained in a timely manner or at all or that governmental agencies or others may not take legal action to prevent the consummation of the Pending TCI Transactions. The Company's stockholders having a majority of the Company's voting power have agreed with TCI in a voting agreement (the "Voting Agreement") that they will vote to approve the adoption of the Contribution and Merger Agreement and the issuance of CSC Parent shares to TCI and against any matter that would compete with or interfere with such adoption and issuance.

    The Contribution and Merger Agreement provides that at the closing, CSC Parent, TCI and certain holders of CSC Parent's Class B common stock (the "Class B Stockholders") will enter into a Stockholders Agreement (the "Stockholders Agreement") providing, among other things, for: (i) limits on TCI's ability to buy more than an additional 10% of the CSC Parent Class A common stock issued to TCI in the Pending TCI Transactions, (ii) limitations on TCI's ability to transfer CSC Parent Class A common stock to any person who after such transfer would beneficially own 10% or more of the outstanding CSC Parent Class A common stock or 5% or more of all the outstanding CSC Parent common stock, except for transfers of all of TCI's CSC Parent Class A common stock to a single purchaser who agrees to become a party to the Stockholders Agreement, transfers to certain TCI subsidiaries and transfers in connection with a bona fide pledge to secure a borrowing, (iii) consultation rights among CSC Parent, TCI and the Class B Stockholders regarding sales of CSC Parent as a whole or significant CSC Parent assets, sales of CSC Parent Class A common stock owned by TCI and sales of CSC Parent Class B common stock owned by the Class B Stockholders, (iv) certain tag-along and drag-along rights between TCI and the Class B stockholders, (v) preemptive rights for TCI on new issuances of CSC Parent common stock so that TCI may maintain ownership of 33% of the outstanding CSC Parent common stock, with certain limited exceptions, (vi) TCI's right to designate two Class B directors, (vii) the right of TCI director designees to membership on a CSC Parent Board committee to approve certain transactions with Class B stockholders and their family members that will give such designees a veto over such transactions, (viii) TCI's agreement to vote in proportion with the public CSC Parent Class A stockholders for the election of the 25% of CSC Parent directors which the CSC Parent Class A common stock is entitled to elect, (ix) CSC Parent's agreement not to effect acquisition transactions that would cause the debt to cash flow ratio of CSC Parent (calculated as described in the Stockholders Agreement) to exceed a specified ratio (initially 8.0 to 1, and declining to 7.5 to 1 after December 31, 1999), and (x) registration rights under the Securities Act for shares of CSC Parent Class A common stock owned by TCI.

    Because, among other things, the Pending TCI Transactions are subject to receipt of approvals that are outside the control of the Company and TCI, there can be no assurance that the Pending TCI Transactions will be consummated in a timely fashion, or at all.

    The following charts summarize the corporate organizational structure of the Company prior to and immediately following the Pending TCI Transactions and after giving effect to certain transactions contemplated to occur after completion of the Pending TCI Transactions. No decision has been made as to whether a combination of the Contributed Businesses and Cablevision's cable television systems and the Rainbow Media separation would be effected without a favorable tax ruling.

     [Chart depicting Company Structure Prior to Completion of Pending TCI
           Transactions and Other Contemplated Related Transactions]

   [Chart depicting Cablevision Structure Immediately Following Completion of Pending TCI Transactions and Prior to Other Contemplated Related Transactions]

   [Chart depicting Cablevision Structure Following Completion of Pending TCI
           Transactions and Other Contemplated Related Transactions]

PENDING AND COMPLETED CABLE TELEVISION SYSTEMS SALES

    On February 19, 1997, the Company announced that it was pursuing a plan to dispose of certain nonstrategic cable television systems representing an aggregate of up to 478,000 basic subscribers. As described below, the Company has completed the sale of cable television systems in Maine and has entered into definitive agreements covering the sale of regional cable television systems in Alabama, Florida, Kentucky, Missouri, North Carolina and neighboring states, as well as individual cable television systems in Windsor, New York; New Milford, Pennsylvania; Rockford, Illinois; and Allen and Gibsonberg Township, Ohio. The Company is actively pursuing the sale of other nonstrategic systems. There can be no assurance that the Company will enter into agreements covering other asset sales or that any asset sale transactions will be consummated.

    On October 31, 1997, A-R Cable Services-ME, Inc., a subsidiary of A-R Cable and a member of Unrestricted Cable, completed the sale of cable television systems in Maine (which served approximately 53,000 subscribers as of September 30, 1997) to Frontiervision Operating Partners, L.P. for approximately $78 million in cash.

    In November 1997, A-R Cable entered into an agreement with Adams CATV, Inc. ("Adams") to sell to Adams the cable television systems in Windsor, New York and New Milford, Pennsylvania owned by A-R Cable (which served approximately 4,100 subscribers as of September 30, 1997) for approximately $4.8 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated in the first quarter of 1998. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

    On August 29, 1997, U.S. Cable, ECC Holding Corporation and Missouri Cable Partners, L.P., all members of Unrestricted Cable, entered into an agreement with Mediacom LLC to sell to Mediacom LLC cable television systems in Alabama, Florida, Kentucky, Missouri, North Carolina and neighboring states (which served approximately 256,000 subscribers as of September 30, 1997) for approximately $315 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated in the first quarter of 1998. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

    On August 13, 1997, A-R Cable entered into an agreement with Insight Communications Company, L.P. ("Insight") to sell to Insight the cable television systems in Rockford, Illinois owned by A-R Cable (which served approximately 66,000 subscribers as of September 30, 1997) for approximately $97 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated by December 31, 1997. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

    On August 13, 1997, Cablevision of the Midwest, Inc. ("Cablevision of the Midwest"), which is a member of Unrestricted Cable, entered into an agreement with TWFanch-one Co. ("TWFanch") to sell to TWFanch the cable television system in Allen and Gibsonberg Township, Ohio owned by Cablevision of the Midwest (which served approximately 6,900 subscribers as of September 30, 1997) for approximately $10.7 million in cash. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated by December 31, 1997. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

WARBURG TRANSACTIONS

    On May 10, 1996, the Company entered into an agreement with Warburg Pincus Investors, L.P. ("Warburg") to acquire from Warburg (the "Warburg Transactions") the interests that the Company did not already own in A-R Cable, A-R Cable Partners, Cablevision of Newark and CFHI. See "Business-- Other Cable Affiliates" in the Form 10-K for a description of these affiliates.

    On September 27, 1996, the Company acquired from Warburg the equity interests that Warburg owned in Cablevision of Newark for $37 million in cash and subsequently designated Cablevision of Newark (which served approximately 48,000 subscribers as of September 30, 1997) as a member of the Restricted Group.

    On June 11, 1997, the Company acquired from Warburg the equity interests that Warburg owned in A-R Cable Partners and CFHI for $41 million in cash and on July 2, 1997, the Company acquired from Warburg the equity interests that Warburg owned in A-R Cable for $112 million in cash (collectively, the "1997 Warburg Transactions"). The Company has designated each of A-R Cable, A-R Cable Partners and CFHI (the "Warburg Companies") (which collectively served approximately 387,000 subscribers as of September 30, 1997) as a member of Unrestricted Cable.

@HOME

    On October 2, 1997, the Company entered into an agreement with At Home Corporation ("@Home") and certain of its shareholders, pursuant to which the Company agreed to enter into agreements for the distribution of the @Home service over the Company's cable television systems on the same terms and conditions as @Home's founding partners, TCI, Comcast Corporation and Cox Communications, Inc. The Company received a warrant to purchase 7,875,784 shares of @Home's Series A common stock at an exercise price of $.50 per share, and, in addition, a warrant to purchase up to 3,071,152 shares of @Home's Series A common stock at $.50 per share under certain conditions (the "Contingent Warrant"). The Contingent Warrant is not immediately exercisable and will become exercisable as and to the extent certain cable systems, including the Contributed Business, are transferred from TCI and its controlled affiliates to the Company or its controlled affiliates. The @Home network distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options, including the cable industry's hybrid-fiber coaxial infrastructure. The Company's investment in @Home will be held in a subsidiary that has been designated as a Member of the Unrestricted Group.

CNYC LETTER

    On November 25, 1997, Charles F. Dolan and the Company entered into a letter agreement ("CNYC Letter"), pursuant to which they agreed (i) to defer the commencement of the period during which Mr. Dolan could elect, pursuant to the CNYC Agreement, to require the Company to purchase his remaining partnership interests in Cablevision of NYC, from December 1, 1997 to the date of the consummation of the Pending TCI Transactions and (ii) to provide for cash payment for such partnership interests of approximately $190 million. If the Pending TCI Transactions are not consummated on or prior to July 1, 1998, the CNYC Letter will terminate and the CNYC Agreement will remain in full force and effect in accordance with its terms, except that the First Put Period (as defined therein) will commence on July 1, 1998 and end on October 31, 1998.

RAINBOW MEDIA

    RADIO CITY PRODUCTIONS. On November 13, 1997, MSG entered into an agreement with Radio City Productions, Inc. and Rockefeller Group, Inc. to purchase for approximately $70 million in cash all of the membership interests in Radio City Productions LLC, the production company that presently operates Radio City Music Hall in New York City and produces The Radio City Christmas Spectacular and shows featuring the Radio City Rockettes. Simultaneously, MSG agreed to enter into a 25-year lease for Radio City Music Hall. Upon completion of these transactions, Radio City Productions LLC has announced plans to invest in excess of $25 million for the refurbishment and technological modernization of Radio City Music Hall. The transaction is subject to the receipt of regulatory and other customary approvals. The transaction is currently expected to be consummated by December 31, 1997. There can be no assurance that the transaction will be consummated in a timely fashion, or at all.

    PENDING FOX/LIBERTY TRANSACTIONS. On June 22, 1997, Rainbow Media Sports Holdings, Inc. ("Rainbow Sports"), a wholly-owned subsidiary of Rainbow Media, entered into an agreement (the "Formation Agreement") with Fox Sports, a subsidiary of Fox/Liberty Networks, LLC, to organize three partnerships:
Regional Programming Partners (a partnership that will own the interests in regional sports programming businesses currently owned by Rainbow Media), National Sports Partners (a partnership that will own and operate a national sports programming network) and National Advertising Partners (a partnership that will manage and sell national advertising for certain of the regional sports networks to be owned by Regional Programming Partners and certain regional sports networks owned by Fox/Liberty Networks, LLC) (the "Pending Fox/Liberty Transactions").

    Under the Formation Agreement, in connection with the formation of Regional Programming Partners, upon the closing of the transactions contemplated thereby, Rainbow Media will, directly or indirectly, contribute or cause to be contributed to Regional Programming Partners in consideration for the issuance of a 60% general partnership interest in Regional Programming Partners: (i) its 50% general partnership interest in SportsChannel Chicago Associates; (ii) its 50% general partnership interest in SportsChannel Pacific Associates; (iii) all of the partnership interests in SportsChannel New England Limited Partnership;
(iv) all of the partnership interests in SportsChannel Ohio Associates; (v) all of the partnership interests in SportsChannel Cincinnati Associates; (vi) all of the outstanding stock of the general partner in MSG and an 89.4% limited partnership interest in MSG; (vii) its 30% general partnership interest in SportsChannel Florida Associates; and (viii) all of the limited liability company interests in Metro Channel LLC. A subsidiary of Rainbow Media will be the managing general partner of Regional Programming Partners.

    In consideration of an issuance of a 40% general partnership interest in Regional Programming Partners, at the closing, Fox Sports will contribute $850 million in cash to Regional Programming Partners. Regional Programming Partners intends to use a portion of such proceeds to repay a portion of the MSG Credit Facility (as defined herein). There can be no assurances that Regional Programming Partners will use the $850 million cash contribution to repay a portion of the MSG Credit Facility.

    Under the Formation Agreement, at the closing of the formation of National Sports Partners, (i) Rainbow Media will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Sports Partners (a) all of the limited liability company interests in American Sports Classics LLC, (b) a 50% general partnership interest in Prime SportsChannel Networks Associates and (c) all of the capital stock of SportsChannel Ventures, Inc. and (ii) Fox Sports will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Sports Partners (a) certain assets, including the assets pertaining to or used in the business of Fox Sports and (b) a 50% general partnership interest in Prime SportsChannel Networks Associates. A subsidiary of Fox Sports will be the managing general partner of National Sports Partners.

    Under the Formation Agreement, at the closing of the formation of National Advertising Partners, (i) Rainbow Media will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Advertising Partners certain assets relating to the national advertising of the regional sports programming services in which Rainbow Media has an interest and (ii) Fox Sports will contribute or cause to be contributed in consideration for the issuance of a 50% general partnership interest in National Advertising Partners certain assets relating to the national advertising of the regional sports programming services in which Fox Sports has an interest. A subsidiary of Fox Sports will be the managing general partner of National Advertising Partners.

    Consummation of the transactions contemplated by the Formation Agreement is subject to the receipt of all required regulatory approvals and third party consents, including approvals of the National Basketball Association and the National Hockey League. The parties expect that the closing will occur by December 31, 1997. Because, among other things, the transactions contemplated by the Formation Agreement are subject to approvals and consents that are outside the control of the parties, there can be no assurance that the Pending Fox/Liberty Transactions will be consummated in a timely fashion, or at all.

    MADISON SQUARE GARDEN. On June 17, 1997, the Company and ITT Corporation ("ITT") and certain of their affiliates completed the redemption by MSG of a portion of ITT's 50% interest in MSG (the "MSG Redemption"). As a result of the MSG Redemption and the contemporaneous contribution by Rainbow Media of SportsChannel New York to MSG (described below), Rainbow Media's interest in MSG increased from 50% to 89.8%. ITT received $500 million from MSG and owns a 10.2% equity interest in MSG. MSG financed the redemption with borrowings under an $850 million senior secured credit facility (the "MSG Credit Facility"). On June 17, 1997, a portion of the MSG Credit Facility also was drawn to refinance existing MSG indebtedness. Undrawn portions of the MSG Credit Facility are available to finance MSG's working capital requirements and general corporate needs. ITT has the right to require the Company to repurchase one-half of its remaining equity interest in MSG on June 17, 1998 (the "Initial Put Right") for $75 million (or $94 million if ITT contributes to MSG ownership of an aircraft used to transport professional sports teams) and its remaining equity interest in MSG on June 17, 1999 for $75 million (or $94 million if the aircraft is contributed). If ITT does not exercise its Initial Put Right, the purchase price for its entire remaining equity interest in MSG on June 17, 1999 will be $150 million (or $188 million if the aircraft is contributed). The Company has the right to satisfy any or all of its put obligations by having MSG redeem the equity interests being put by ITT in cash. The Company also can satisfy its put obligation in cash or, subject to certain conditions, the Company's Class A Common Stock. ITT's put rights with respect to its remaining equity interest in MSG will be accelerated if there occurs a bankruptcy event relating to the Company or MSG, a dissolution of MSG or an acceleration of or failure to pay at maturity any indebtedness of the Company or MSG in an aggregate amount equal to or greater than $20 million. The Company has the right on June 17, 2000 to purchase for cash ITT's remaining equity interest in MSG if ITT chooses not to exercise either of its put options. The purchase price for ITT's remaining equity interest in MSG so repurchased by the Company will be the greater of the fair market value of ITT's remaining equity interest in MSG and the amount ITT would have received if it had exercised its right to put such interests to the Company. The Company will also have the right to repurchase, or at the Company's election to cause MSG to redeem, all of ITT's remaining equity interest in MSG at any time following a Change in Control (as defined) of ITT, at the same purchase price that would apply if ITT put its remaining equity interest in MSG to the Company.

    ISSUANCE OF 25% EQUITY INTEREST TO NBC. On April 1, 1997, Rainbow Media consummated a transaction (the "NBC Transaction") in which Rainbow Programming Holdings, Inc. merged with and into Rainbow Media, a newly formed subsidiary of the Company. In addition, a subsidiary of NBC received a 25% equity interest (which interest may be increased up to 27% under certain circumstances) in non-voting Class C common stock of Rainbow Media in exchange for NBC's contribution of its partnership interests in certain of Rainbow Media's programming networks (including six regional SportsChannel services, AMC and Bravo). The Company owns the remaining 75% equity interest in Rainbow Media. The partnership interests formerly owned by NBC are now owned by subsidiaries of Rainbow Media. If Rainbow Media has not issued publicly traded securities on or prior to September 30, 1999, NBC will have the right to "put" its non-voting Class C common stock to Rainbow Media for redeemable preferred stock of Rainbow Media.

    RAINBOW MEDIA FINANCING. On April 1, 1997, Rainbow Media executed a $300 million, three-year revolving credit facility. On April 2, 1997, approximately $172 million was drawn to refinance, in part, Rainbow Media's previous $202 million credit facility. The balance of the funds utilized to fully repay the $202 million facility and to repay $169 million that had been borrowed from the Restricted Group to purchase interests in MSG came from a $205 million distribution by American Movie Classics Company ("AMCC"). This distribution was provided by funds made available under a new AMCC $250 million, seven-year revolving credit and term loan facility that closed concurrently with the Rainbow Media credit facility. The Rainbow Media three-year revolving credit facility matures on March 31, 2000 and is payable in full on such date. The remaining funds available under the Rainbow Media credit facility will be available to finance Rainbow Media's working capital requirements and for general corporate purposes.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the Offering are estimated to be $491.5 million. The Company will initially apply the net proceeds from the Offering to the repayment of borrowings under the Company's Credit Agreement. All of the borrowings repaid may be reborrowed under the Credit Agreement, and the Company expects to reborrow such amount in the future for general corporate purposes. The Company also expects to raise additional funds in the future. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for information concerning the Company's significant expected expenditures.

    The borrowings under the Credit Agreement being repaid bear interest at floating rates, currently 7.1%, and mature in installments over the 1997-2003 time periods. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company and its consolidated subsidiaries at September 30, 1997 and as adjusted to reflect the issuance of $500,000,000 of the Notes offered hereby and the application of the estimated net proceeds to the Company therefrom. See "Recent Developments", "Use of Proceeds" and "Unaudited Condensed Pro Forma Consolidated Financial Information".

                                                                                         AS OF SEPTEMBER 30, 1997
                                                                                        --------------------------
                                                                                         HISTORICAL    PRO FORMA
                                                                                        ------------  ------------

LONG-TERM DEBT(1):                                                                        (DOLLARS IN THOUSANDS)
    Restricted Group:
        Bank indebtedness(2)..........................................................  $    887,907  $    396,432
        Cablevision MFR, Inc. bank indebtedness.......................................       322,283       322,283
        7 7/8% Senior Notes due 2007 offered hereby...................................            --       499,475
        8 1/8% Senior Debentures due 2009.............................................       398,518       398,518
        9 1/4% Senior Subordinated Notes due 2005.....................................       300,000       300,000
        9 7/8% Senior Subordinated Notes due 2006.....................................       149,468       149,468
        9 7/8% Senior Subordinated Debentures due 2013................................       199,040       199,040
        10 1/2% Senior Subordinated Debentures due 2016...............................       250,000       250,000
        9 7/8% Senior Subordinated Debentures due 2023................................       149,699       149,699
        Subordinated notes(3).........................................................       151,000       151,000
        Obligation to related party(4)................................................       191,328       191,328
        Capitalized lease obligations.................................................        10,032        10,032
                                                                                        ------------  ------------
              Total Restricted Group..................................................     3,009,275     3,017,275
                                                                                        ------------  ------------
    Unrestricted Cable:
        Cablevision of Ohio bank indebtedness(5)......................................       302,492       302,492
        U.S. Cable bank indebtedness(5)...............................................       154,886       154,886
        A-R Cable Partners and CFHI bank indebtedness(5)..............................        51,229        51,229
        A-R Cable senior debt(5)......................................................       397,617       397,617
        Capitalized lease obligations.................................................           183           183
                                                                                        ------------  ------------
              Total Unrestricted Cable................................................       906,407       906,407
                                                                                        ------------  ------------
    Other Unrestricted Subsidiaries:
        AMC bank indebtedness(5)......................................................       206,367       206,367
        MSG bank indebtedness.........................................................       781,000       781,000
        Rainbow Media bank indebtedness(5)............................................       169,727       169,727
        Capitalized lease obligations and other.......................................        38,736        38,736
                                                                                        ------------  ------------
              Total Other Unrestricted Subsidiaries...................................     1,195,830     1,195,830
                                                                                        ------------  ------------
                    Total long-term debt..............................................     5,111,512     5,119,512
                                                                                        ------------  ------------
Series H Redeemable Exchangeable Preferred Stock(6)...................................       315,772       315,772
                                                                                        ------------  ------------
Series M Redeemable Exchangeable Preferred Stock(6)...................................       777,149       777,149
                                                                                        ------------  ------------
STOCKHOLDERS' DEFICIENCY(1):
    Series C/D Cumulative Preferred Stock:
        Authorized--225,000 shares
        Outstanding--110,622 shares...................................................             1             1
    Series I Cumulative Convertible Exchangeable Preferred Stock(6)...................            14            14
    Class A Common Stock:
        Authorized--50,000,000 shares
        Outstanding--13,823,172 shares................................................           138           138
    Class B Common Stock:
        Authorized--20,000,000 shares
        Outstanding--11,109,709 shares................................................           111           111
    Paid-in-capital...................................................................       167,251       167,251
    Accumulated deficit...............................................................    (2,733,551)   (2,733,551)
                                                                                        ------------  ------------
        Total stockholders' deficiency................................................    (2,566,036)   (2,566,036)
                                                                                        ------------  ------------
            Total capitalization......................................................  $  3,638,397  $  3,646,397
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

FOOTNOTES:

(1) As described under "Recent Developments", in connection with the Pending TCI Transactions, TCI would contribute to CSC Parent the Contributed Businesses in exchange for 12,235,543 shares of CSC Parent's Class A common stock and CSC Parent assuming $669 million in outstanding indebtedness and certain other obligations associated with the assets of the Contributed Businesses, and in connection with the Pending Fox/Liberty Transactions, Regional Programming Partners would receive $850 million as a cash contribution from Fox Sports. Regional Programming Partners intends to use a portion of the Fox Sports' cash contribution to repay a portion of the MSG Credit Facility. There can be no assurances that Regional Programming Partners will use the $850 million cash contribution as described above. None of these transactions is reflected in the "Capitalization" table, nor is the effect of the pending transactions discussed under "Recent Developments--Pending and Completed Cable Television Systems Sales".

(2) See "Management's Discussion and Analysis--Liquidity and Capital Resources" and the Consolidated Financial Statements for a description of bank indebtedness. These amounts do not include approximately $17.0 million reserved under the Company's bank credit agreements for certain letters of credit issued on behalf of the Company. The Company and its New Jersey subsidiary are jointly and severally liable under the New Jersey subsidiary's credit agreement. Certain of Cablevision's subsidiaries in the Restricted Group have guaranteed Cablevision's borrowings under the Credit Agreement.

(3) Represents Cablevision MFR, Inc. seller notes in the amount of $141.3 million for Monmouth Cable and Riverview Cable and $9.7 million for CFHI. These amounts are effectively guaranteed on a senior subordinated basis by Cablevision.

(4) Obligation of NYC LP Corp., a wholly-owned Unrestricted Group subsidiary, relating to the acquisition of Cablevision of NYC, which obligation has been guaranteed by Cablevision. See generally "Description of Debt Securities--Certain Definitions--Indebtedness" in the accompanying Prospectus, and "Recent Developments--CNYC Letter" herein for a discussion of the circumstances under which the Company may discharge this obligation in stock, rather than for cash.

(5) This indebtedness has been guaranteed by Cablevision with recourse under such guarantees limited to Cablevision's equity ownership in the related borrower.

(6) At Cablevision's election, this series of Preferred Stock may be exchanged for senior subordinated debentures in a principal amount corresponding to the liquidation value of the Preferred Stock.

        UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following condensed pro forma consolidated balance sheet as of September 30, 1997 presents the Company's financial position as adjusted to give effect to the sale of the Notes offered hereby as if it had occurred as of that date. The following condensed pro forma consolidated statement of operations for the year ended December 31, 1996 presents the Company's consolidated results of operations as adjusted to give effect to (i) the NBC Transaction, (ii) the MSG Redemption, (iii) the 1997 Warburg Transactions, (iv) the 1996 acquisitions of U.S. Cable and Cablevision of Newark (the "U.S. Cable and Newark Acquisitions"), and (v) the sale of the Notes offered hereby and the application of the proceeds from such offering, in each case as if they had occurred at the beginning of the period presented. The following condensed pro forma consolidated statement of operations for the nine months ended September 30, 1997 presents the Company's consolidated results of operations as adjusted to give effect to (i) the NBC Transaction, (ii) the MSG Redemption, (iii) the 1997 Warburg Transactions and
(iv) the sale of the Notes offered hereby and the application of the proceeds from such offering, in each case as if they had occurred at the beginning of the period presented.

    The condensed pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements and notes thereto incorporated herein by reference. The pro forma financial information has been prepared for comparative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Company would have been had the transactions occurred on the dates indicated nor does it purport to indicate the future results of operations or the future financial condition of the Company.

    The condensed pro forma consolidated financial statements do not give effect to the Pending TCI Transactions, the Pending Fox/Liberty Transactions or the pending or completed cable television systems sales, each of which is described under "Recent Developments".

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

            UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                        THE
                                                                      HISTORICAL     OFFERING*     PRO FORMA
                                                                     -------------  -----------  -------------
ASSETS
Cash and cash equivalents..........................................  $      32,135               $      32,135
Accounts receivable--trade, net....................................        181,994                     181,994
Notes and other receivables........................................         85,080                      85,080
Prepaid expenses and other assets..................................         64,424                      64,424
Property, plant and equipment, net.................................      1,720,053                   1,720,053
Investments in affiliates..........................................         60,424                      60,424

Advances to affiliates.............................................          4,923                       4,923
Feature film inventory.............................................        149,630                     149,630
Net assets held for sale...........................................        264,344                     264,344
Intangible assets, net.............................................      2,216,033                   2,216,033
Deferred financing, acquisition
  and other costs, net.............................................         93,723  $     8,000(1)       101,723
                                                                     -------------  -----------  -------------
                                                                     $   4,872,763  $     8,000  $   4,880,763
                                                                     -------------  -----------  -------------
                                                                     -------------  -----------  -------------

LIABILITIES & STOCKHOLDERS' DEFICIENCY
Accounts payable...................................................  $     227,578               $     227,578
Accrued liabilities................................................        464,823                     464,823
Accounts payable to affiliates.....................................            915                         915
Deferred revenue...................................................        114,770                     114,770
Feature film and contract rights payable...........................        283,318                     283,318
Bank debt..........................................................      2,875,891  $  (491,475 (1)     2,384,416
Senior debt........................................................        397,617                     397,617
Senior debentures..................................................        398,518                     398,518
Senior notes offered hereby........................................             --      499,475(1)       499,475
Subordinated debentures............................................      1,048,207                   1,048,207
Subordinated notes payable.........................................        151,000                     151,000
Obligation to related party........................................        191,328                     191,328
Capital lease obligations and other debt...........................         48,951                      48,951
Minority interest..................................................        124,737                     124,737
                                                                     -------------  -----------  -------------
                                                                         6,327,653        8,000      6,335,653
                                                                     -------------  -----------  -------------
Deficit investment in affiliates...................................         18,225                      18,225
                                                                     -------------               -------------
Redeemable preferred stock.........................................      1,092,921                   1,092,921
                                                                     -------------               -------------
Stockholders' deficiency:
  Preferred stock..................................................             15                          15
  Common stock.....................................................            249                         249
  Paid-in capital..................................................        167,251                     167,251
  Accumulated deficit..............................................     (2,733,551)                 (2,733,551)
                                                                     -------------  -----------  -------------
                                                                        (2,566,036)                 (2,566,036)
                                                                     -------------  -----------  -------------
                                                                     $   4,872,763  $     8,000  $   4,880,763
                                                                     -------------  -----------  -------------
                                                                     -------------  -----------  -------------

------------------------

* See Note A of Notes to Unaudited Condensed Pro Forma Consolidated Financial Information.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PRO FORMA ADJUSTMENTS*
                                       -------------------------------------------------------------------------------
                                                                           1997          U.S. CABLE AND
                                           NBC            MSG            WARBURG             NEWARK             THE
                           HISTORICAL  TRANSACTION     REDEMPTION      TRANSACTIONS       ACQUISITIONS        OFFERING
                           ----------  -----------   --------------    ------------     ----------------      --------
Revenues.................  $1,315,142   $121,591(2)     $399,214(6)      $142,575(11)       $ 67,429(17)
                           ----------  -----------   --------------    ------------         --------
Operating expenses:
  Technical..............     538,272     83,938(2)      253,618(6)        54,309(11)         30,820(17)
  Selling, general and
    administrative.......     313,476     38,592(2)       55,289(6)        32,591(11)         15,545(17)
                                                                           (5,067)(12)          (621)(18)
  Depreciation and
    amortization.........     388,982      3,870(2)       60,860(6)        46,686(11)         23,981(17)
                                           5,391(3)       10,520(7)         3,456(13)         13,781(19)
                           ----------  -----------   --------------    ------------         --------
                            1,240,730    131,791         380,287          131,975             83,506
                           ----------  -----------   --------------    ------------         --------
    Operating profit
      (loss).............      74,412    (10,200)         18,927           10,600            (16,077)
Other income (expense):
  Interest expense.......    (268,177)      (424)(2)     (17,850)(6)      (45,884)(11)       (14,137)(17)     $ 1,450(22)
                                                         (66,185)(8)      (13,018)(14)        (2,214)(20)
                                                                            1,786(12)            249(18)
  Interest income........       3,162        477(2)                            53(11)             53(17)
  Share of affiliates'
    net income (loss)....     (82,028)     3,266(4)       (2,041)(9)       73,166(15)            844(21)
  Write-off of deferred
    interest and
    financing costs......     (37,784)                                     (3,495)(11)
  Provision for
    preferential payment
    to related party.....      (5,600)
  Minority interest......      (9,417)    14,393(5)       18,547(10)
  Miscellaneous, net.....      (6,647)      (498)(2)       1,766(6)        (2,798)(11)          (157)(17)
                           ----------  -----------   --------------    ------------         --------          --------
Net income (loss)........    (332,079)     7,014         (46,836)          20,410(16)        (31,439)           1,450
Dividend requirements
  applicable to preferred
  stock..................    (127,780)                                     49,977(11)
                                                                          (49,977)(12)
                           ----------  -----------   --------------    ------------         --------          --------
Net income (loss)
  applicable to common
  stockholders...........  $ (459,859)  $  7,014        $(46,836)        $ 20,410           $(31,439)         $ 1,450
                           ----------  -----------   --------------    ------------         --------          --------
                           ----------  -----------   --------------    ------------         --------          --------
Net loss per common
  share..................  $   (18.52)
                           ----------
                           ----------
Average number of common
  shares outstanding (in
  thousands).............      24,827
                           ----------
                           ----------



                           PRO FORMA
                           ----------
Revenues.................  $2,045,951
                           ----------
Operating expenses:
  Technical..............    960,957
  Selling, general and
    administrative.......    449,805

  Depreciation and
    amortization.........    557,527

                           ----------
                           1,968,289
                           ----------
    Operating profit
      (loss).............     77,662
Other income (expense):
  Interest expense.......   (424,404 )

  Interest income........      3,745
  Share of affiliates'
    net income (loss)....     (6,793 )
  Write-off of deferred
    interest and
    financing costs......    (41,279 )
  Provision for
    preferential payment
    to related party.....     (5,600 )
  Minority interest......     23,523
  Miscellaneous, net.....     (8,334 )
                           ----------
Net income (loss)........   (381,480 )
Dividend requirements
  applicable to preferred
  stock..................   (127,780 )

                           ----------
Net income (loss)
  applicable to common
  stockholders...........  $(509,260 )
                           ----------
                           ----------
Net loss per common
  share..................  $  (20.51 )
                           ----------
                           ----------
Average number of common
  shares outstanding (in
  thousands).............     24,827
                           ----------
                           ----------

------------------------
* See Note B of Notes to Unaudited Condensed Pro Forma Consolidated Financial Information.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA ADJUSTMENTS*
                                       ----------------------------------------------------------
                                                                     1997
                                           NBC          MSG         WARBURG            THE
                           HISTORICAL  TRANSACTION  REDEMPTION   TRANSACTIONS       OFFERING        PRO FORMA
                           ----------  -----------  -----------  -------------  -----------------  -----------
Revenues.................  $1,314,995   $  33,905 (23  $ 194,337 (27   $  71,506 (32                $1,614,743
                           ----------  -----------  -----------  -------------                     -----------
Operating expenses:
  Technical..............     568,259      21,388 (23    117,926 (27      27,083 (32                  734,656
  Selling, general and
  administrative.........     347,405      11,251 (23     28,178 (27      17,644 (32                  401,959
                                                                      (2,519)(33)
  Depreciation and
  amortization...........     363,023       1,508 (23     28,289 (27      21,676 (32                  422,758
                                            1,348 (24      5,330 (28       1,584 (34
                           ----------  -----------  -----------  -------------                     -----------
                            1,278,687      35,495      179,723        65,468                        1,559,373
                           ----------  -----------  -----------  -------------                     -----------
    Operating profit
      (loss).............      36,308      (1,590)      14,614         6,038                           55,370
Other income (expense):
  Interest expense.......    (261,533)       (642) 23)     (8,371) 27)     (22,074)(32)     $  (2,415)(37)   (319,390)
                                                       (20,638) 29)      (4,912)(35)
                                                                       1,195 (33
  Interest income........       2,635         142 (23                     22 (32                        2,799
  Share of affiliates'
    net income (loss)....     (32,243)      1,922 (25     (8,277) 30)      37,837 (36                    (761)
  Write-off of deferred
    interest and
    financing costs......     (13,710)                                                                (13,710)
  Gain on redemption of
    subsidiary preferred
    stock................     181,738                                                                 181,738
  Provision for
    preferential payment
    to related party.....      (4,200)                                                                 (4,200)
  Minority interest......      14,145       1,269 (26      3,981(31)                                   19,395
  Miscellaneous, net.....      (7,059)                                (2,382)(32)                      (9,441)
                           ----------  -----------  -----------  -------------       --------      -----------
Net income (loss)........     (83,919)      1,101      (18,691)       15,724           (2,415)        (88,200)
Dividend requirements
  applicable to preferred                                             28,297 (32
  stock..................    (110,324)                               (28,297)(33)                    (110,324)
                           ----------  -----------  -----------  -------------       --------      -----------
Net income (loss)
  applicable to common
  stockholders...........  $ (194,243)  $   1,101    $ (18,691)    $  15,724        $  (2,415)      $(198,524)
                           ----------  -----------  -----------  -------------       --------      -----------
                           ----------  -----------  -----------  -------------       --------      -----------
Net loss per common
  share..................  $    (7.81)                                                              $   (7.99)
                           ----------                                                              -----------
                           ----------                                                              -----------
Average number of common
  shares outstanding (in
  thousands).............      24,858                                                                  24,858
                           ----------                                                              -----------
                           ----------                                                              -----------

------------------------

* See Note C of Notes to Unaudited Condensed Pro Forma Consolidated Financial Information.

NOTE A--NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997

THE OFFERING

(1) Represents the issuance of the Notes at a discount of 99.895% of par, the repayment of bank debt and the payment of financing costs of $8,000,000 relating to the Offering. See "Use of Proceeds".

NOTE B-- NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF
        OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

NBC TRANSACTION

(2) As a result of the NBC Transaction, the results of operations of certain companies previously accounted for under the equity method are now consolidated with the Company's consolidated results of operations. The adjustments referenced by this Note (2) reflect the consolidation of such amounts for the year ended December 31, 1996.

(3) Represents the amortization, based on an average 10-year life, of the excess costs resulting from the exchange of 25% of the Company's interest in Rainbow Media for NBC's interests in certain individual entities.

(4) Represents the elimination of the Company's share of affiliates' net income or loss previously recorded for entities that are now consolidated and records the additional share of affiliates' net income or loss of interests contributed by NBC in certain entities that continue to be recorded on an equity basis.

(5) Represents NBC's minority interest in the net loss of Rainbow Media and a minority interest in one of the companies previously accounted for under the equity method.

MSG REDEMPTION

(6) As a result of the MSG Redemption, the results of operations of MSG will be consolidated with those of the Company. The adjustments referenced by this Note (6) reflect the consolidation of such amounts for the year ended December 31, 1996.

(7) Represents the amortization, based on an average 30-year life, of the excess costs resulting from the acquisition of 39.8% of MSG as a result of the MSG Redemption and the contribution of SportsChannel New York to MSG.

(8) Represents interest expense on additional bank debt incurred to purchase additional interests in MSG and the amortization of deferred financing costs incurred in connection with obtaining the additional bank debt.

(9) Represents the elimination of the Company's share of net income of MSG previously recorded using the equity method of accounting.

(10) Represents the minority interest in the pro forma net loss of MSG and SportsChannel New York owned by ITT, and by NBC through its interest in Rainbow Media.

1997 WARBURG TRANSACTIONS

(11) As a result of the 1997 Warburg Transactions, the results of operations of the Warburg Companies will be combined with the Company's consolidated results of operations. The adjustments referenced by this Note (11) reflect the consolidation of such amounts for the year ended December 31, 1996.

(12) Represents the elimination of preferred stock dividends recorded by A-R Cable and management fees and accrued interest thereon earned by the Company and recorded on the books of the Warburg

NOTE B-- NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF
        OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 (CONTINUED)
    Companies. These management fees and related interest had not been paid and the Company had not reflected any accrual for such amounts in its financial statements.

(13) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired of $34,558,000.

(14) Represents interest expense on the additional bank debt incurred to complete the 1997 Warburg Transactions.

(15) Represents the elimination of the net losses of the Warburg Companies previously recorded by the Company using the equity method of accounting.

(16) The Unaudited Condensed Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 does not give effect to the gain recorded on the redemption of A-R Cable's Series A preferred stock.

U.S. CABLE AND NEWARK ACQUISITIONS

(17) As a result of the acquisition of the 80% partnership interest in U.S. Cable and the acquisition of 75% of partnership interests in Cablevision of Newark not already owned by the Company, the results of operations of U.S. Cable and Cablevision of Newark, previously accounted for under the equity method, are now consolidated with the Company's consolidated results of operations as of the acquisition date. The adjustments referenced by this Note (17) reflect the consolidation of such amounts for the period prior to the acquisition date.

(18) Represents the elimination of management fees and interest thereon earned by the Company and recorded on the books of U.S. Cable and Cablevision of Newark. These management fees and related interest had not been paid and the Company had not reflected any accrual for such amounts in its financial statements.

(19) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired, offset by the elimination of pre-acquisition amortization of intangibles.

(20) Represents the interest expense on the additional bank debt incurred to complete the acquisition of Cablevision of Newark.

(21) Represents the elimination of the net loss of Cablevision of Newark previously recorded by the Company using the equity method of accounting.

THE OFFERING

(22) Represents the reduction in interest expense resulting from the repayment of bank debt, partially offset by the interest expense and amortization of financing costs and the unamortized discount related to the issuance of the Notes.

NOTE C-- NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF
        OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

NBC TRANSACTION

(23) As a result of the NBC Transaction, the results of operations of certain companies previously accounted for on an equity basis are now consolidated with the Company's consolidated results of operations. The adjustments referenced by this Note (23) reflect the consolidation of such amounts for the period prior to the date of the transaction.

(24) Represents the amortization, based on an average 10-year life, of the excess costs resulting from the exchange of 25% of the Company's interest in Rainbow Media for NBC's interests in certain entities.

NOTE C-- NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF
        OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (CONTINUED)
(25) Represents the elimination of the Company's share of affiliates' net income or loss previously recorded for entities that are now consolidated and records the additional share of affiliates' net income or loss of interests contributed by NBC in certain entities that continue to be recorded on an equity basis.

(26) Represents NBC's minority interest in the net loss of Rainbow Media and a minority interest in one of the companies previously accounted for under the equity method.

MSG REDEMPTION

(27) As a result of the MSG Redemption, the results of operations of MSG will be consolidated with those of the Company. The adjustments referenced by this Note (27) reflect the consolidation of such amounts for the period prior to the date of the transaction.

(28) Represents the amortization, based on an average 30-year life, of the excess costs resulting from the acquisition of 39.8% of MSG as a result of the MSG Redemption and the contribution of SportsChannel New York to MSG.

(29) Represents interest expense on additional bank debt incurred to purchase additional interests in MSG and the amortization of deferred financing costs incurred in connection with obtaining the additional bank debt.

(30) Represents the elimination of the Company's share of net income of MSG previously recorded using the equity method of accounting.

(31) Represents the minority interest in the pro forma net loss of MSG and SportsChannel New York owned by ITT, and by NBC through its interest in Rainbow Media.

1997 WARBURG TRANSACTIONS

(32) As a result of the 1997 Warburg Transactions, the results of operations of the Warburg Companies will be combined with the Company's consolidated results of operations. The adjustments referenced by this Note (32) reflect the consolidation of such amounts for the periods prior to the date of the transaction.

(33) Represents the elimination of preferred stock dividends recorded by A-R Cable and management fees and accrued interest thereon earned by the Company and recorded on the books of the Warburg Companies. These management fees and related interest had not been paid and the Company had not reflected any accrual for such amounts in its financial statements.

(34) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired of $34,558,000.

(35) Represents interest expense on the additional bank debt incurred to complete the 1997 Warburg Transactions.

(36) Represents the elimination of the net losses of the Warburg Companies previously recorded by the Company using the equity method of accounting and the elimination of preferred stock dividends previously recorded by A-R Cable.

THE OFFERING

(37) Represents the interest expense and amortization of financing costs and the unamortized discount related to the issuance of the Notes, partially offset by the reduction in interest expense resulting from the repayment of bank debt.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, supersedes the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is made. For purposes of that description, the Notes offered hereby are "Senior Debt Securities."

    The Notes will be issued under an Indenture dated as of December 1, 1997 (the "Indenture") between the Company and The Bank of New York ("BONY"), trustee (the "Trustee"). The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the following summary are set forth under "Description of Debt Securities--Certain Definitions" in the accompanying Prospectus.

GENERAL

    The Notes will mature on December 15, 2007, will be limited to $500,000,000 aggregate principal amount and will be unsecured obligations of the Company. Each Note will bear interest at the rate set forth on the cover page hereof from December 10, 1997 or from the most recent interest payment date to which interest has been paid, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1998, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the June 1 and December 1 next preceding such interest payment date.

    Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21st Floor, New York, New York 10286); PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Note Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

    The Indenture does not contain any provisions that limit the ability of the Company to incur indebtedness or that afford Holders of the Notes protection in the event of a highly leveraged or similar transaction involving the Company, other than as described below under "Certain Covenants of the Company--Limitation on Indebtedness".

OPTIONAL REDEMPTION

    The Notes are not subject to redemption at the option of the Company prior to maturity.

SINKING FUND

    The Notes will not be entitled to the benefits of a sinking fund.

RANKING

    The Notes are senior unsecured obligations of Cablevision and will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of Cablevision, including Cablevision's 8 1/8% Senior Debentures due 2009. All secured indebtedness of Cablevision will have a prior claim with respect to the assets securing such indebtedness. The liabilities, including trade payables, of Cablevision's subsidiaries will have a prior claim with respect to the assets of those subsidiaries. In that regard, certain of the subsidiaries in Cablevision's Restricted Group have guaranteed the indebtedness of Cablevision under the Credit Agreement, but will not be guarantors of the Notes. As of September 30, 1997, after giving effect to the sale of the Notes offered hereby and the application of the estimated net proceeds therefrom, (i) Cablevision would have had $397 million outstanding under the Credit Agreement, $898 million of senior unsecured indebtedness, $1,048 million of subordinated and senior subordinated indebtedness and obligations and $6 million of capitalized leases (other than certain guarantees of subsidiary debt discussed below); (ii) subsidiaries in the Restricted Group would have had $665 million of indebtedness and $4 million of capitalized leases, in addition to the guarantees of Cablevision's borrowings under the Credit Agreement of $397 million; and
(iii) subsidiaries in the Unrestricted Group would have had $2,102 million of indebtedness and capitalized leases. All of the indebtedness of subsidiaries in the Restricted Group has been guaranteed by Cablevision ($151 million on a senior subordinated basis and the balance on a senior basis) and $1,282 million of the indebtedness of subsidiaries in the Unrestricted Group has been guaranteed by Cablevision on a limited recourse basis with the guarantee limited to the stock of the relevant subsidiary, which stock has been pledged to the lender to secure the guarantee.

CERTAIN COVENANTS OF THE COMPANY

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness between or among any of the Company and Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

    At September 30, 1997, such Cash Flow Ratio was approximately 6.5 to 1.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

        (i) $25,000,000, plus

        (ii) an amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense.

    For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

    The foregoing provisions do not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions; (ii) the retirement, redemption, purchase, defeasance or other acquisition of any shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company; and
(iii) the redemption of, or payments of cash dividends on, the Company's 8% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") outstanding on January 1, 1997, which redemption or dividends are provided for by the terms of the Series C Preferred Stock in effect on such date (or the redemption of or payment of cash dividends on any security of the Company issued in exchange for or upon the conversion of such Series C Preferred Stock; PROVIDED that the aggregate amount payable pursuant to the terms of such security is no greater than the aggregate amount payable pursuant to the terms of the Series C Preferred Stock). For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this covenant, all amounts expended pursuant to clauses (i) and (iii) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; PROVIDED, HOWEVER, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

    For the purposes of the foregoing provisions, the net proceeds from the issuance of shares of capital stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive). If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

    As of September 30, 1997, the Company would have been permitted to make Restricted Payments of approximately $790 million.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES AND AFFILIATES. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) make any Investment or
(ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

    The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the date hereof or (ii) trade credit extended on usual and customary terms in the ordinary course of business.

    TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a subsidiary of the Company, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of the Company shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this provision shall not apply to Restricted Payments permitted under "Limitation on Restricted Payments".

    LIMITATION ON LIENS. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured.

REGARDING THE TRUSTEE

    BONY is the Trustee under the Indenture and the indentures relating to the Company's existing senior subordinated indebtedness. BONY is a party to certain credit agreements with the Company and its subsidiaries, including the Credit Agreement. BONY may also maintain other banking arrangements with the Company in the ordinary course of business.

BOOK-ENTRY DELIVERY AND FORM

    The certificates representing the Notes will be issued in fully registered form, without coupons. The Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of two or more global Note certificates.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below. The Underwriters have agreed to purchase all the Notes if any are purchased.

                                                                                            PRINCIPAL
             UNDERWRITER                                                                      AMOUNT
----------------------------------------------------------------------------------------  --------------
Bear, Stearns & Co. Inc. ...............................................................  $  166,667,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..................................................................     166,667,000
Morgan Stanley & Co. Incorporated.......................................................     166,666,000
                                                                                          --------------
          Total.........................................................................  $  500,000,000
                                                                                          --------------
                                                                                          --------------

    The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed by the Underwriters.

    There is no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to arrange for their quotation on NASDAQ. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes after the consummation of the Offering, although they are under no obligation to do so. No assurance can be given, however, as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market prices and liquidity of the Notes may be adversely affected.

    Until the distribution of the Notes is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. The Underwriters may also impose a penalty bid on certain Underwriters. This means that if the Underwriters purchase Notes in the open market to reduce the Underwriters' short position or to stabilize the price of the Notes, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Each of Bear, Stearns & Co. Inc. ("Bear Stearns") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has from time to time provided investment banking services to the Company (and in the case of Merrill Lynch, Charles F. Dolan, the Company's Chairman) in connection with various transactions and proposed transactions. In addition, Bear Stearns, Merrill Lynch and Morgan Stanley & Co. Incorporated have acted as initial purchasers or underwriters in various of the Company's debt and preferred stock offerings. Bear Stearns acted as advisor for the Company in connection with the Pending Fox/Liberty Transactions. In addition, Vincent Tese, a director of the Company, is also a director of Bear Stearns.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to reimburse the Underwriters for certain expenses incurred in connection with the offering aggregating $100,000.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon for the Company by Sullivan & Cromwell, New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated in this Prospectus Supplement by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated in this Prospectus Supplement by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                        CABLEVISION SYSTEMS CORPORATION
                                DEBT SECURITIES

    Cablevision Systems Corporation ("Cablevision") may from time to time offer, together or separately, its debt securities (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), in amounts, at prices and terms to be determined at the time of offering.

    The Debt Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $1,000,000,000 aggregate principal amount (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, the initial public offering price and other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Cablevision. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness of Cablevision.

    The Prospectus Supplement will contain information concerning U.S. federal income tax considerations, if applicable to the Debt Securities offered.

    INVESTMENT IN THE DEBT SECURITIES INVOLVES SIGNIFICANT RISKS, INCLUDING THOSE DISCUSSED UNDER RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS, WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Debt Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities.

                The date of this Prospectus is October 1, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and are also available on the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Company's Form 10-K/A for the fiscal year ended December 31, 1996 (collectively, the "Form 10-K");

        (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1997 and June 30, 1997 (the "Form 10-Qs");

        (c) the Company's Current Reports on Form 8-K filed February 18, 1997, March 12, 1997, April 18, 1997, June 10, 1997, July 10, 1997, August 30,
    1997 and September 9, 1997; and

        (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

    Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). The Company's principal executive offices are located at One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 364-8450. Requests for such copies should be directed to the Secretary of the Company at its executive offices.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING, THE PURCHASE OF DEBT SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

    As used herein, unless the context otherwise requires, the term "Company" refers to Cablevision Systems Corporation and its subsidiaries. The term "Consolidated Financial Statements" refers to the Company's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K and the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K or the Form 10-Qs, as applicable.
                            ------------------------

    This Prospectus contains or incorporates by reference statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors. Factors that may cause such differences to occur include but are not limited to (i) the level of growth in the Company's revenues, (ii) subscriber demand, competition, the cost of programming and industry conditions, (iii) whether expenses of the Company continue to increase or increase at a rate faster than expected, (iv) whether any unconsummated transactions are consummated on the terms and at the times set forth (if at all), (v) new competitors entering the Company's franchise areas and (vi) other risks and uncertainties inherent in the cable television business. See "Risk Factors".

                                  THE COMPANY

    The Company is one of the largest operators of cable television systems in the United States, with approximately 2,889,000 subscribers in 19 states as of June 30, 1997, based on the number of basic subscribers in systems which are currently majority owned and managed by the Company (after giving effect to the closing of the A-R Cable Transaction, as described in the Company's Form 10-Q for the quarter ended June 30, 1997). The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in Madison Square Garden, L.P. ("MSG"), a sports entertainment company.

CABLE TELEVISION

    The cable television systems that are currently majority owned and managed by the Company (the "Company's cable television systems") served approximately 2,889,000 subscribers in 19 states as of June 30, 1997 (after giving effect to the closing of the A-R Cable Transaction, as described in the Company's Form 10-Q for the quarter ended June 30, 1997). The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($38.19 for June 1997) and a high ratio of premium service units to basic subscribers (1.4:1 for June 1997). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

    The cable television operations in the Company's Restricted Group of subsidiaries (the "Restricted Group") served approximately 1,937,000 subscribers as of June 30, 1997, primarily in and around metropolitan New York City (including in the boroughs of Brooklyn and The Bronx, on Long Island, in Fairfield County, Connecticut, in New Jersey and in Westchester County, New
York) and in and around Boston, Massachusetts. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Restricted Group for June 1997 were $41.51 and 1.6:1, respectively.

    The cable television operations currently in the Company's Unrestricted Group ("Unrestricted Cable") served approximately 952,000 subscribers as of June 30, 1997 in Ohio and 15 other states. The revenue per subscriber and ratio of premium service units to basic subscribers for Unrestricted Cable for June 1997 were $31.47 and 1.1:1, respectively.

PROGRAMMING AND ENTERTAINMENT SERVICES

    The Company conducts its programming and entertainment activities through Rainbow Media Holdings, Inc. ("Rainbow Media"), its 75% owned subsidiary and a member of the Unrestricted Group, and through subsidiaries of Rainbow Media in partnership with certain unaffiliated entities, including Liberty Media Corporation. The remaining 25% interest in Rainbow Media is owned by NBC Cable Holdings, Inc., a subsidiary of National Broadcasting Company, Inc. ("NBC"). Rainbow Media's businesses include MSG, seven regional SportsChannel networks, five national entertainment networks (American Movie Classics ("AMC"), Bravo, MuchMusic, Romance Classics and the Independent Film Channel ("IFC")), Rainbow News 12 (regional news networks serving suburban areas surrounding New York
City) and the sports network of Prime SportsChannel Networks ("Prime Network"). MSG is a sports entertainment company that owns and operates the Madison Square Garden arena and the adjoining Theater at MSG, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the Madison Square Garden Network and SportsChannel Associates ("Sports-Channel New York"). MSG and Rainbow Media's SportsChannel networks provide regional sports programming to the New York, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMC is a national entertainment network featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national entertainment network offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. Romance Classics is a national entertainment network featuring classic, unedited and non-colorized films with romantic themes from the 1930s through the 1970s. MuchMusic is a music network featuring a diverse mix of new and established musical artists. IFC is a national entertainment network that airs independent films made outside the traditional Hollywood system. See "Business--Programming Operations--General" in the Form 10-K.

ADVERTISING SERVICES

    Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 programming networks, as well as on behalf of unaffiliated cable television systems. Under the agreement with Fox Sports Net, LLC ("Fox Sports") described in the Company's Form 8-K filed July 5, 1997, Rainbow Media would contribute the national advertising assets of Rainbow Advertising relating to its SportsChannel programming networks to a new 50/50 partnership with Fox Sports to be named National Advertising Partners.

                                  RISK FACTORS

    Purchase of the Debt Securities offered hereby involves various risks, including the following principal factors, which, together with the other matters set forth herein, in any Prospectus Supplement or incorporated by reference herein, should be carefully considered by prospective investors.

    SUBSTANTIAL INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE. The Company has incurred substantial indebtedness and issued substantial amounts of mandatorily redeemable preferred stock, primarily to finance acquisitions and expansion of its operations, to refinance outstanding indebtedness and, to a lesser extent, for investments in and advances to affiliates. The Company's consolidated debt plus the Company's 11 3/4% Series H Redeemable Exchangeable Preferred Stock and 11 1/8% Series M Redeemable Exchangeable Preferred Stock aggregated approximately $5.6 billion at June 30, 1997. See Note 4 of Notes to the Consolidated Financial Statements. As a result of the Company's high level of indebtedness and the significant amount of redeemable preferred stock, the Company has significant cash requirements to service indebtedness and to pay dividends and redemption amounts on redeemable preferred stock, increasing the Company's vulnerability to adverse developments in its business and adverse economic and industry conditions.

    NET LOSSES AND STOCKHOLDERS' DEFICIENCY. The Company reported net losses applicable to common stockholders for the six months ended June 30, 1997 and 1996 of $240.7 million and $218.6 million, respectively, and for the years ended December 31, 1996, 1995 and 1994 of $459.9 million, $337.7 million and $321.5 million, respectively. At June 30, 1997, the Company had a stockholders' deficiency of $2.6 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1994, 1995 and 1996 and will continue at high levels throughout 1997 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Company's programming operations. The Company expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    POSSIBLE NONCOMPLETION OF CERTAIN TRANSACTIONS. There can be no assurances that the Company's pending transactions referred to in the Company's Form 8-Ks filed June 10, 1997, July 10, 1997 and September 9, 1997 and in the Company's Form 10-Q for the fiscal quarter ended June 30, 1997 will be consummated in a timely manner or at all.

    POSSIBLE SEPARATION OF RAINBOW MEDIA FROM THE COMPANY. If the pending transactions with Tele-Communications, Inc. ("TCI") described in the Company's Form 8-K dated June 10, 1997 are consummated, Cablevision, the issuer of the Debt Securities, will be a wholly-owned subsidiary of CSC Parent Corporation ("CSC Parent"), the indirect subsidiaries of TCI contributed in such transactions (the "TCI Contributed Entities") will be held as separate direct subsidiaries of CSC Parent and Rainbow Media will continue to be a 75%-owned subsidiary of Cablevision (with NBC owning the remaining 25% interest). The Contribution and Merger Agreement with TCI permits the Company under certain circumstances to restructure these holdings so that Rainbow Media becomes a separate subsidiary of CSC Parent (and would no longer be a subsidiary of Cablevision) and the TCI Contributed Entities become subsidiaries of Cablevision. Following such transactions, the residual equity value of Rainbow Media would no longer support the ability to pay interest and principal on the Debt Securities and other debt.

    NEED FOR ADDITIONAL FINANCING. The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant, the offering of new services and the further participation in existing services, the funding of costs of cable programming services prior to their becoming cash-flow positive, and the servicing, repayment or refinancing of its indebtedness and mandatorily redeemable preferred stock. The

Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay the principal of and interest on its debt and to pay dividends and make redemption payments on its preferred stock. The Company also intends to incur additional costs to facilitate the startup of such adjunct businesses as high speed data service, digital video service and residential telephony. Depending upon the timing and scope of the rollout of these businesses, the Company may require additional capital. Depending on the scope of the Company's participation in the PCS and DBS ventures, additional capital may also be required for these businesses. In addition, the Company may require additional capital if it elects to pay cash to
(i) acquire ITT Corporation's remaining interest in MSG following an exercise by ITT Corporation of its put rights or by the Company of its call rights or (ii) make the Cablevision of NYC Payment (as defined herein) to Charles F. Dolan due under the Cablevision of NYC Agreement (as defined herein). There can be no assurance that the Company will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    FUTURE CAPITAL EXPENDITURES AND COMMITMENTS. The Company intends to make substantial capital expenditures, including major system upgrades, with respect to its cable television systems over the next several years. In addition, the Company, through Rainbow Media and its subsidiaries, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 11 of Notes to the Consolidated Financial Statements for a discussion of commitments.

    The Company has a commitment to fund annual payments to Charles F. Dolan related to Cablevision of New York City, L.P. ("Cablevision of NYC"). See "Business--Consolidated Cable Affiliates--Cablevision of New York City" and "Business--Programming Operations" in the Form 10-K and "Management's Discussion and Analysis--Liquidity and Capital Resources".

    INTANGIBLE ASSETS. The Company had total assets at June 30, 1997 of $4.6 billion, of which $2.4 billion were intangible assets, consisting of franchises, affiliation agreements, excess cost over fair value of net assets acquired and deferred financing, acquisition and other costs. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

    VOTING CONTROL BY MAJORITY STOCKHOLDERS; DISPARATE VOTING RIGHTS. As of June 30, 1997, Charles F. Dolan beneficially owned and possessed sole voting power with respect to 10,805 shares or 0.1% of the Company's outstanding Class A common stock (the "Class A Common Stock") and 4,859,281 shares or 43.7% of the Company's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). In addition, as of June 30, 1997, an aggregate of 1,240,000 shares or 11.2% of the outstanding Class B Common Stock were held by a Grantor Retained Annuity Trust (the "GRA Trust") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Class B Common Stock held by the GRA Trust due to his right to reacquire the Class B Common Stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Mr. Dolan and his spouse) has the power to vote and dispose of the shares of Class B Common Stock held by it. As a result of his beneficial ownership of the shares held by the GRA Trust, as of June 30, 1997, Mr. Dolan beneficially owned 10,805 shares or 0.1% of the Company's outstanding Class A Common Stock and 6,099,281 shares or 54.9% of the Company's outstanding Class B Common Stock. On a combined basis, these shares represented 24.6% of the total number of shares of both classes of Common Stock and 48.8% of the total voting power of the Common Stock. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of June 30, 1997, an additional 40,000 shares of Class A Common Stock or 0.3% of the Class A Common Stock and 5,019,928 shares of the Class B Common Stock or 45.1% of the Class B Common Stock and 40.2% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire Board of Directors of the Company. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Company's certificate of incorporation (the "Certificate of Incorporation") and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership thereof. If the pending transactions with TCI are consummated, the Common Stock of the Dolan family members will be converted into shares of common stock of CSC Parent and the Dolan family members will continue to maintain the voting rights set forth above, including the voting rights resulting from the ownership of a majority of the total voting power of CSC Parent's common stock.

    RESTRICTIVE COVENANTS. The Company's principal bank credit facility (the "Credit Agreement") and certain of the Company's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement or in the indentures governing the Company's publicly-issued debentures and notes could result in a default under the Credit Agreement which would permit the bank lenders thereunder (i) to restrict the Company's ability to borrow undrawn funds under the Credit Agreement and (ii) to accelerate the maturity of borrowings thereunder. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    RISKS RELATED TO REGULATION. The Company's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the Federal Communications Commission ("FCC") ordered reductions in cable television rates. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted legislation (the "Telecommunications Act of 1996") that relaxes the regulation of cable television rates; however, the most significant rate regulation relaxation affecting the Company will not occur until after March 31, 1999. See "Business-- Cable Television Operations--Competition" and "Business--Cable Television Operations--Regulation" in the Form 10-K.

    RISK OF COMPETITION. Cable operators compete with a variety of distribution systems, including broadcast television stations, DBS, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. For example, four DBS systems are now operational in the United States, some with investment by companies with substantial resources such as Hughes Electronics Corp., AT&T Corp. and News Corporation. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Media) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the

Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems" ("OVS"), a wired video delivery system similar to a cable television system that would not require a local cable franchise. Several OVS operators have sought to enter New York City, Boston and Westchester County, New York. Additional video competition to cable systems is possible from new wireless local multipoint distribution services ("LMDS") authorized by the FCC, for which spectrum will be auctioned by the FCC in early 1998.

    COMPETITION FROM TELEPHONE COMPANIES. The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which the Company currently holds cable franchises, and in certain locations have commenced offering service. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area. Several Regional Bell operating companies have purchased or made investments in such cable systems. See "Business--Cable Television Operations--Regulation" in the Form 10-K.

    RISK OF NON-EXCLUSIVE FRANCHISES AND FRANCHISE RENEWALS. The Company's cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Company's business is dependent on its ability to obtain and renew its franchises. Although the Company has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Company operates under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. See "Business--Cable Television Operations-- Franchises" in the Form 10-K.

                                USE OF PROCEEDS

    Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's general funds and used for general corporate purposes, including the repayment of indebtedness.

            DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

    As set forth below, the Company has a deficiency of earnings available to cover fixed charges for each of 1996, 1995, 1994, 1993 and 1992 and for the six months ended June 30, 1997 on an historical basis.

                                             SIX MONTHS                        YEAR ENDED DECEMBER 31,
                                                ENDED      ---------------------------------------------------------------
                                            JUNE 30, 1997     1996         1995         1994         1993         1992
                                            -------------  -----------  -----------  -----------  -----------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Deficiency of earnings available to cover
  fixed charges...........................   $  (167,966)  $  (332,079) $  (317,458) $  (315,151) $  (246,782) $  (250,503)

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), between the Company and The Bank of New York (the "Senior Trustee") prior to the issuance of the Senior Debt Securities. The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture"), between the Company and The Bank of New York (the "Subordinated Trustee") prior to the issuance of the Subordinated Debt Securities. The Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and collectively as the "Indentures", and the Senior Trustee and the Subordinated Trustee are referred to herein individually as a "Trustee" and collectively as the "Trustees". A copy of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Indentures are subject to and are governed by the Trust Indenture Act of 1939, as amended.

    The Debt Securities offered pursuant to this Prospectus will be limited to $1,000,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of sale), if Debt Securities are issued with principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $1,000,000,000 to the Company). The statements herein relating to the Debt Securities and the Indentures are summaries and are subject to the detailed provisions of the Indentures. Where no distinction is made between the Senior Debt Securities and the Subordinated Debt Securities or between the Senior Indenture and the Subordinated Indenture, such summaries refer to any Debt Securities and either Indenture. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions".

GENERAL

    The Debt Securities may be secured or general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined) of the Company as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

    The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title and ranking of such Debt Securities and whether they will be Senior Debt Securities or Subordinated Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars;
(12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) any change in the applicability of the provisions described under "Defeasance";
(16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) any change in the applicability of the provisions described under "Event of Default" and any additional Event of Default applicable thereto; (18) any deletions from, modifications of or additions to the covenants applicable to such Debt Securities; (19) whether such Debt Securities are secured; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

    Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such original issue discount Debt Securities will be described in the applicable Prospectus Supplement.

    If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

    Since the Company is primarily a holding company, the rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of any such subsidiary, including trade creditors, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

    The Indentures do not contain any provisions that limit the ability of the Company to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company, other than as described below under "Certain Covenants of the Company--Covenants Applicable to All Debt Securities--Limitation on Indebtedness".

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

    All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    Debt Securities will be issued in fully registered, certificated form ("Definitive Securities") to holders or their nominees, rather than to the Depositary or its nominee, only if (i) the Depositary advises the applicable Trustee in writing that the Depositary is no longer willing or able to discharge properly its responsibilities as depository with respect to such Debt Securities and it is unable to locate a qualified successor, (ii) the Company, at its option, elects to terminate the book-entry system or (iii) after the occurrence of an Event of Default with respect to such Debt Securities, a holder of Debt Securities advises the applicable Trustee in writing that it wishes to receive a Definitive Security.

    Upon the occurrence of any event described in the immediately preceding paragraph, the applicable Trustee will be required to notify all applicable holders through the Depositary and its Participants of the availability of Definitive Securities. Upon surrender by the Depositary of the definitive certificates representing the corresponding Debt Securities and receipt of instructions for re-registration, the applicable Trustee will reissue such Debt Securities as Definitive Securities to such holders.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINITIONS

    Unless otherwise specified in the applicable Prospectus Supplement, the following definitions are applicable to the Indenture relating to the Debt Securities being offered pursuant to such Prospectus Supplement. Reference is made to the applicable Indenture for the full definition of all such terms.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a subsidiary of the Company or becomes a subsidiary of the Company or (b) assumed in connection with the acquisition of assets from such Person.

    "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ANNUALIZED OPERATING CASH FLOW" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

    "AVERAGE LIFE" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "BANKS" means the lenders from time to time under the Credit Agreement.

    "CAPITALIZED LEASE OBLIGATION" means any obligation of a person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with U.S. generally accepted accounting principles ("GAAP") and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

    "CASH FLOW RATIO" means, as at any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis but excluding all Interest Swap Obligations entered into by the Company or any Restricted Subsidiary and one of the Banks outstanding on such date plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all Letters of Credit outstanding on such date to (ii) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

    "CONSOLIDATED NET TANGIBLE ASSETS" of any Person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

    "CUMULATIVE CASH FLOW CREDIT" means the sum of:

        (a) cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

        (b) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

        (c) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of the Company.

For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by clauses (b) and (c) above shall be valued at the fair market value of such property (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) at the date of receipt by the Company.

    "CUMULATIVE INTEREST EXPENSE" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

    "DEBT" with respect to any Person means, without duplication, any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,
(iii) under Interest Swap Agreements (as defined in the Credit Agreement) entered into pursuant to the Credit Agreement, (iv) under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP) or (v) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not the guarantee would appear on such balance sheet). "Debt" does not include (i) Disqualified Stock, (ii) any liability for federal, state, local or other taxes owed or owing by such Person or (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

    "DISQUALIFIED STOCK" means, with respect to any series of Debt Securities, any capital stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of such series of Debt Securities.

    "INDEBTEDNESS" with respect to any Person, means the Debt of such Person; PROVIDED, HOWEVER, that, with respect to the Company, the "Minimum Payment" or the "Preferred Payment" (each, a "Cablevision of NYC Payment"), as defined in and pursuant to the Purchase and Reorganization Agreement (the "Cablevision of NYC Agreement"), dated as of December 20, 1991, between the Company and Charles
F. Dolan, as amended as of March 28, 1992 and as further amended from time to time, payable by a subsidiary of the Company and guaranteed by the Company as a result of the acquisition of Cablevision of NYC (the "Cablevision of NYC Acquisition") shall not be deemed to be "Indebtedness" so long as the Company and such subsidiary are permitted to make such Cablevision of NYC Payment in one or more classes of the Company's capital stock (other than Disqualified Stock) pursuant to the terms of the Cablevision of NYC Agreement and the Company and the Restricted Subsidiaries are prohibited from making such Cablevision of NYC Payment in cash, debt securities, Disqualified Stock or any combination thereof, pursuant to the terms of any mortgage, indenture, credit agreement or other instrument that secures or evidences Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more; PROVIDED that, for purposes of the definition of "Indebtedness" (including the term "Debt" to the extent incorporated in such definition) and for purposes of the definition of "Event of Default", the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

    "INTEREST SWAP OBLIGATIONS" means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

    "INVESTMENT" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of the Company, PROVIDED that (i) the term "Investment" shall not include any transaction that would otherwise constitute an Investment of the Company or a subsidiary of the Company to the extent that the consideration provided by the Company or such subsidiary in connection therewith shall consist of capital stock of the Company (other than Disqualified Stock) and (ii) the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

    "LIEN" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

    "MANDATORILY REDEEMABLE PREFERRED STOCK" means the Company's Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock and any other series of capital stock of the Company that is Disqualified Stock outstanding at the time of issuance of the applicable series of Debt Securities and any series of preferred stock of the Company issued in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise acquire, all or any portion of the Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock or any other Mandatorily Redeemable Preferred Stock.

    "OPERATING CASH FLOW" means, for any period, the sum of the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which shall be excluded from the calculation of Operating Cash Flow for all purposes of the Indenture): (i) aggregate operating revenues minus (ii) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of the Company or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of the Company's employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by the Company or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there shall be excluded all management fees until actually paid to the Company or any Restricted Subsidiary in cash.

    "PERMITTED LIENS" means the following types of Liens:

        (a) Liens existing on the date of the applicable issuance date of Debt Securities of a series;

        (b) Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by the Company or a Restricted Subsidiary, or both, of Indebtedness of such entity;

        (c) Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary;

        (d) Liens on shares of the capital stock of a subsidiary of the Company securing Indebtedness under the Credit Agreement or any renewal of or replacement of the Credit Agreement;

        (e) Liens granted in favor of the Company or any Restricted Subsidiary;

        (f) Liens securing the Debt Securities;

        (g) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or a Restricted Subsidiary; PROVIDED that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

        (h) Liens securing Interest Swap Obligations or "margin stock", as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

        (i) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any

    Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

        (j) Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings;

        (k) zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

        (l) Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar legislation;

        (n) Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

        (o) Leases under which the Company or any Restricted Subsidiary is the lessee or the lessor;

        (p) purchase money mortgages or other purchase money liens (including without limitation any Capital Lease Obligations) upon any fixed or capital assets acquired after the applicable issuance date of Debt Securities of a series, or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

        (q) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (r) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (s) Liens to secure other Indebtedness; PROVIDED, HOWEVER, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause (s) as permitted by clause (t) below (and successive refinancings thereof), may not exceed 15% of the Company's Consolidated Net Tangible Assets as of the last day of the Company's most recently completed fiscal year for which financial information is available; and

        (t) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (s); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

    "RECEIVABLES AND RELATED ASSETS" means (i) accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets, (ii) equipment, (iii) inventory and (iv) proceeds of all of the foregoing.

    "REFINANCING INDEBTEDNESS" means, with respect to any series of Senior Debt Securities, Indebtedness of the Company incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to such Senior Debt Securities, so long as any such new Indebtedness (i) is made subordinate to such Senior Debt Securities at least to the same extent as the Indebtedness being refinanced and (ii) does not have (x) an Average Life less than the Average Life of the Indebtedness being refinanced,
(y) a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or (z) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

    "RESTRICTED PAYMENT" means, with respect to any series of Debt Securities,

        (a) any Stock Payment by the Company or a Restricted Subsidiary;

        (b) any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to such Debt Securities; PROVIDED, HOWEVER, that, with respect to any series of Senior Debt Securities, any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate in right of payment to such Senior Debt Securities shall not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Debt of the Company and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of the Company or warrants, rights or options to acquire capital stock of the Company or (y) any source of funds other than the incurrence of Indebtedness; or

        (c) any direct or indirect payment to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement; PROVIDED, HOWEVER, that the redemption, purchase, defeasance or other acquisition or retirement of Mandatorily Redeemable Preferred Stock at its mandatory redemption or other maturity date shall not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase or redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the final scheduled maturity of such series of Debt Securities.

Notwithstanding the foregoing, Restricted Payments shall not include (x) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (y) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

    "RESTRICTED SUBSIDIARY" means any subsidiary of the Company, whether existing on the date of the applicable Indenture or created subsequent thereto, designated from time to time by the Company as a "RESTRICTED SUBSIDIARY"; PROVIDED, HOWEVER, that no subsidiary that is not a Securitization Subsidiary can be or remain so designated unless (i) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by the Company or another Restricted Subsidiary and (ii) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from (a) paying dividends or making any distribution on such subsidiary's capital stock or other equity securities or paying any Indebtedness owed to the Company or to any Restricted

Subsidiary, (b) making any loans or advances to the Company or any Restricted Subsidiary or (c) transferring any of its properties or assets to the Company or any Restricted Subsidiary (it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (E.G., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (E.G., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and PROVIDED, FURTHER, that the Company may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

    "SECURITIZATION SUBSIDIARY" means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; PROVIDED that (i) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Company or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets) and (ii) none of the Company or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary's financial condition.

    "SENIOR DEBT" means, with respect to any Person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such Person; PROVIDED that Senior Debt shall not include (i) any Indebtedness of such Person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the Senior Debt Securities of a Series, (ii) any guarantee of Indebtedness of any subsidiary of such Person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary, (iii) any obligation of such Person to any subsidiary of such Person or, in the case of a Restricted Subsidiary, to the Company or any other subsidiary of the Company or (iv) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person.

    "SENIOR INDEBTEDNESS" means, with respect to the Subordinated Debt Securities of any series except as otherwise provided in the applicable Prospectus Supplement, the principal, premium, if any, interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not such interest is an allowed claim enforceable against the debtor in a proceeding under such Bankruptcy Law), penalties, fees and other liabilities payable with respect to (i) all Debt of the Company, other than the Subordinated Debt Securities and the Company's 9 1/4% Senior Subordinated Notes due 2005,
9 7/8% Senior Subordinated Notes due 2006, 9 7/8% Senior Subordinated Debentures due 2013, 10 1/2% Senior Subordinated Debentures due 2016 and 9 7/8% Senior Subordinated Debentures due 2023 (with which the Securities of such series are intended to rank on a parity), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (x) for money borrowed, (y) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind or (z) in respect of any Capitalized Lease Obligations and (ii) all renewals, extensions, refundings, increases or refinancings thereof, unless, in the case of (i) or
(ii) above, the instrument under which the Debt is created, incurred, assumed or guaranteed expressly provides that such Debt is not senior in right of payment to the Subordinated Debt Securities of any series. Notwithstanding anything to the contrary contained herein, "Senior Indebtedness" shall mean and include all amounts of Senior Indebtedness that are such by virtue of clause (i) and (ii) of the foregoing definition that are repaid by the Company and subsequently recovered from the holder of such Senior Indebtedness under any applicable Bankruptcy Laws or otherwise (other than by reason of some wrongful conduct on the part of the holders of such Debt.)

    "STOCK PAYMENT" means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition for value by such Person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company which is not a Restricted Subsidiary.

CERTAIN COVENANTS OF THE COMPANY

    COVENANTS APPLICABLE TO ALL DEBT SECURITIES. Unless otherwise specified in the applicable Prospectus Supplement, the following covenants contained in the Indentures shall be applicable with respect to any series of Debt Securities:

    LIMITATION ON INDEBTEDNESS. The Indentures provide that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness between or among any of the Company and Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

    LIMITATION ON RESTRICTED PAYMENTS. The Indentures provide that, so long as any of the Debt Securities of such series remain outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

        (i) $25,000,000, plus

        (ii) an amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense.

    For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

    The foregoing provisions do not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions; (ii) the retirement, redemption, purchase, defeasance or other acquisition of any shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company; and
(iii) the redemption of, or payments of cash dividends on, the Company's 8% Series C Cumulative Preferred Stock (the "Series C Preferred Stock") outstanding on January 1, 1997, which redemption or dividends are provided for by the terms of the Series C Preferred Stock in effect on such date (or the redemption of or payment of cash dividends on any security of the Company issued in exchange for or upon the conversion of such Series C Preferred Stock; PROVIDED that the aggregate amount payable pursuant to the terms of such security is no greater than the aggregate amount payable pursuant to the terms of the Series C Preferred Stock). For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this covenant, all amounts expended pursuant to clauses (i) and (iii) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; PROVIDED, HOWEVER, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

    For the purposes of the foregoing provisions, the net proceeds from the issuance of shares of capital stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive). If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES AND AFFILIATES. The Indentures provide that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) make any Investment or
(ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary, and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

    The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the date hereof or (ii) trade credit extended on usual and customary terms in the ordinary course of business.

    TRANSACTIONS WITH AFFILIATES. The Indentures provide that the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a subsidiary of the Company, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of the Company shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this provision shall not apply to Restricted Payments permitted under "Limitation on Restricted Payments".

    COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES. Unless otherwise specified in the applicable Prospectus Supplement, the following covenant contained in the Senior Indenture shall be applicable with respect to any series of Senior Debt
Securities:

    LIMITATION ON LIENS. The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Senior Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Senior Debt Securities of the series offered pursuant to such Prospectus Supplement, the Senior Debt Securities of such series are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Senior Debt Securities of such series are equally and ratably secured.

    COVENANTS APPLICABLE TO SUBORDINATED DEBT SECURITIES. Unless otherwise specified in the applicable Prospectus Supplement, the following covenant contained in the Subordinated Indenture shall be applicable with respect to any series of Subordinated Debt Securities:

    LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness which is both
(i) senior in right of payment to the Subordinated Debt Securities of any series and (ii) expressly subordinate in right of payment to any other Indebtedness of the Company. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment of the Subordinated Debt Securities of a series if it is not subordinate in right of payment to Senior Indebtedness at least to the same extent as such Subordinated Debt Securities are subordinate to Senior Indebtedness.

    If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be subject to the covenants described therein.

EVENTS OF DEFAULT

    The following are Events of Default under the Indentures with respect to Debt Securities of any series (unless they are inapplicable to such series of Debt Securities or they are specifically deleted in the supplemental indenture or Board Resolution under which such series of Debt Securities is issued or has been modified): (a) default for 30 days in payment of interest on any Debt Security; (b) default in payment of principal or premium, if any, of any Debt Security at maturity, upon acceleration, redemption or otherwise; (c) default in the deposit of any sinking fund payment when and as due; (d) failure to comply with any other covenant or agreement of the Company, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the Indentures; (e) a default or defaults under any mortgage, indenture or instrument which secures or evidences any Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which have resulted in the acceleration of such Indebtedness; (f) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000, which remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor; (g) certain events of bankruptcy, insolvency or reorganization; and (h) any other Event of Default as may be specified for such series.

    If an Event of Default (other than as specified in (g) above) shall occur and be continuing under the Indenture applicable to any series of Debt Securities, either the Trustee with respect to such series or the Holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series by written notice to the Company (and to the Trustee if such notice is given by the Holders) and, in the case of Subordinated Debt Securities, the agents, if any, under the Credit Agreement, may declare all the unpaid principal of, premium, if any, and interest on the Debt Securities of such series to be due and payable as provided in the applicable Indenture. Upon a declaration of acceleration with respect to a series outstanding under the applicable Indenture (or of all series, as the case may be), such principal, premium, if any, and accrued interest shall be due and payable upon the first to occur of an acceleration under the Credit Agreement or ten days after receipt by the Company and, in the case of Subordinated Debt Securities, the agents, if any, under the Credit Agreement, of such written notice. No action on the part of the Trustee or any Holder of the Debt Securities of any series is required for such acceleration if an Event of Default specified in (g) above shall occur and be continuing. The Holders of at least a majority in principal amount of the Debt Securities of any series then outstanding may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of, premium, if any, or interest on the Debt Securities of such series which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. A declaration of acceleration because of an Event of Default specified in clause (e) of the preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the Holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the Debt Securities of such series and no other

Event of Default had occurred and not been cured or waived during such period. The Holders of a majority in principal amount of the Debt Securities of any series outstanding also have the right to waive certain past defaults under the Indentures.

    No Holder of Debt Securities of any series issued under either Indenture has any right to institute any proceeding with respect to the Debt Securities of such series, such Indenture or for any remedy thereunder, unless (i) such Holder has previously given to the applicable Trustee written notice of a continuing Event of Default under such Indenture, (ii) with respect to certain Events of Default designated in the Prospectus Supplement related to a series of Debt Securities, if any, the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series issued under such Indenture have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee under such Indenture, and (iii) with respect to certain Events of Default designated in the Prospectus Supplement related to a series of Debt Securities, if any, the Trustee with respect to that series has not received from the Holders of a majority in principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a Holder of a Debt Security of a series for the enforcement of payment of the principal of or premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

    During the existence of an Event of Default, the applicable Trustee is required to exercise such rights and powers vested in it under the related Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the applicable Indenture relating to the duties of the Trustee thereunder, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the applicable Indenture.

    The Company is required to furnish to each Trustee an annual statement as to the performance by the Company of its obligations under the applicable Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF THE INDENTURES AND THE DEBT SECURITIES

    The Indentures will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Debt Securities of any series outstanding under the applicable Indenture, as expressly provided for therein) as to such series when either (i) all Debt Securities of such series outstanding thereunder theretofore authenticated and delivered (except for lost, stolen or destroyed Debt Securities of such series which have been replaced or paid) have been delivered to the applicable Trustee for cancellation and the Company has paid all sums payable by it under the related Indenture or (ii) all Debt Securities of such series not theretofore delivered to the related Trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, or (c) are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay the entire indebtedness on the Debt Securities of such series not theretofore delivered to such Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (if the Debt Securities of such series are then due and payable) or to the applicable maturity or redemption date (as the case may be), and the Company has paid all other sums payable by it under the applicable Indenture.

MODIFICATION AND WAIVER

    Modifications and amendments of the applicable Indenture or the Debt Securities of any series may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of such series; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security of such series, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest on, any Debt Securities of such series, (ii) reduce the principal amount of, or the premium, if any, or interest on, the Debt Securities of such series, (iii) change the coin or currency in which any Debt Securities of such series or any premium or the interest thereon is payable,
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities of such series, (v) reduce the percentage in principal amount of outstanding Debt Securities of such series necessary to waive compliance with certain provisions of the applicable Indenture or to waive certain defaults, (vi) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults, except to increase the percentage of outstanding Debt Securities of such series required for such actions or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each Debt Security of such series affected thereby, or
(vii) modify any of the provisions of the Indenture applicable to a series of Subordinated Debt Securities relating to the subordination of the Subordinated Debt Securities of such series in a manner adverse to the Holders thereof.

    The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding under any Indenture may waive compliance with certain restrictive covenants and provisions of such Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall assume by a supplemental indenture all the obligations of the Company under the Outstanding Debt Securities and the Indentures; (ii) immediately before and immediately after such transaction, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made shall have a Cash Flow Ratio not in excess of 9 to 1.

DEFEASANCE

    Unless the Prospectus Supplement relating to the Offered Debt Securities otherwise provides, the Company at its option at any time may terminate all of its obligations with respect to the Debt Securities of any series ("defeasance"), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the Debt Securities of such series, to replace mutilated, destroyed, lost or stolen Debt Securities of such series and to maintain agencies in respect of the Debt Securities of such series. The Company may also at any time terminate its obligations under the covenants set forth in the applicable Indenture, which are described under "Certain Covenants of the Company", and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance").

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit in trust, for the benefit of the Holders, with the applicable Trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the Debt Securities of such series to redemption or maturity (the "Defeasance Trust"), (ii) the Company must deliver opinions of counsel to the effect that such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), (iii) the Company must comply with certain other conditions, and (iv) in the case of Subordinated Debt Securities, no event or condition shall exist that, pursuant to certain provisions described under "Subordination of Subordinated Debt Securities" below, would prevent the Company from making payments of principal of and premium, if any, and interest on the Debt Securities of such series at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

    The indebtedness represented by the Subordinated Debt Securities is subordinated in right of payment to the prior payment in full of all Senior Indebtedness.

    Upon the maturity of any Senior Indebtedness, by lapse of time, acceleration or otherwise, or upon any payment default (with or without the giving of notice or lapse of time or both in accordance with the terms of the instrument governing such Senior Indebtedness, and without any waiver or forgiveness) with respect to any Senior Indebtedness, all obligations with respect to such Senior Indebtedness must first be paid in full, or such payment duly provided for, before any payment is made with respect to the Subordinated Debt Securities of any series or before any acquisition of Subordinated Debt Securities of any series by the Company.

    Upon (i) a default with respect to any Senior Indebtedness (other than under circumstances when the terms of the previous paragraph are applicable), as such default is defined therein or in the instrument under which it is outstanding, permitting the holders of Senior Indebtedness to accelerate the maturity thereof, and (ii) written notice thereof ("Default Notice") given to the Company and the Subordinated Trustee by the agent or agents under the Credit Agreement, then, unless and until such default shall have been cured or waived by the holders of such Senior Indebtedness or shall have ceased to exist, no direct or indirect payment may be made by the Company with respect to the principal of, premium, if any, or interest on the Subordinated Debt Securities (other than payments made in Junior Securities) or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions of the Subordinated Debt Securities (except mandatory redemption payments made, in accordance with the terms of the Subordinated Debt Securities, in Subordinated Debt Securities acquired by the Company before the Default Notice): PROVIDED, HOWEVER, that such provision shall not prevent the making of any payment (which is not otherwise prohibited by the previous paragraph) for more than 120 days after the Default Notice shall have been given unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. Notwithstanding the foregoing, not more than one Default Notice may be given with respect to Senior Indebtedness within a period of 240 consecutive days.

    The Subordinated Indenture will provide that, upon any payment by or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation bankruptcy, reorganization, assignment for the benefit of creditors, or any insolvency, receivership or similar proceeding relating to the Company, all Senior Indebtedness must be paid in full, or such payment duly provided for, before any payment or distribution (other than in Junior Securities) is made on account of the principal of or premium, if any, or interest on the Subordinated Debt Securities of any series.

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company and creditors of the Company who are not holders of Senior Indebtedness or of the Subordinated Debt Securities may recover more, ratably, than the Holders of the Subordinated Debt Securities.

    A Holder of Subordinated Debt Securities by his acceptance of Subordinated Debt Securities agrees to be bound by such provisions and authorizes and expressly directs the Subordinated Trustee, on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Subordinated Indenture and appoints the Subordinated Trustee his attorney-in-fact for such purpose.

    The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Indebtedness.

    The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

    The Indentures contain certain limitations on the right of the respective Trustees, should they become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for their own accounts on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in certain other transactions; however, if they acquire any conflicting interest and there is a default under the Debt Securities, they must eliminate such conflict or resign.

    Any Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the related Indenture separate and apart from the trust administered by any other such Trustee, and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell the Debt Securities to one or more underwriters for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Debt Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

    Underwriters may offer and sell the Debt Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Debt Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

    Until the distribution of the Debt Securities is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Debt Securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Debt Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debt Securities. If the Underwriters create a short position in the Debt Securities in connection with the offering, I.E., if they sell more Debt Securities than are set forth on the cover page of the applicable Prospectus Supplement, the Underwriters may reduce that short position by purchasing Debt Securities in the open market. The Underwriters may also impose a penalty bid on certain Underwriters. This means that if the Underwriters purchase the Debt Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Debt Securities, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Any Debt Securities issued hereunder will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Debt Securities.

    Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                        VALIDITY OF THE DEBT SECURITIES

    The validity of any Debt Securities issued hereunder will be passed upon for the Company by Sullivan & Cromwell, New York, New York, counsel to the Company. The validity of any Debt Securities issued hereunder will be passed upon for any underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                     PAGE
                                                     -----
Summary.........................................         S-3
Risk Factors....................................        S-11
The Company.....................................        S-16
Recent Developments.............................        S-18
Use of Proceeds.................................        S-26
Capitalization..................................        S-27
Unaudited Condensed Pro Forma Consolidated
  Financial Information.........................        S-29
Description of Notes............................        S-36
Underwriting....................................        S-40
Validity of Notes...............................        S-41
Experts.........................................        S-41

                         PROSPECTUS
Available Information...........................           2
Incorporation of Certain Documents by
  Reference.....................................           2
The Company.....................................           3
Risk Factors....................................           5
Use of Proceeds.................................           9
Deficiency of Earnings Available to Cover Fixed
  Charges.......................................           9
Description of Debt Securities..................          10
Plan of Distribution............................          26
Validity of the Debt Securities.................          27
Experts.........................................          27

                                  $500,000,000

                                     [LOGO]

                              CABLEVISION SYSTEMS

                                  CORPORATION

                          7 7/8% SENIOR NOTES DUE 2007

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                           --------------------------

                            BEAR, STEARNS & CO. INC.

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                                December 5, 1997

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